STOCK PURCHASE AGREEMENT
BY AND AMONG
PAREXEL INTERNATIONAL HOLDING B.V.,
HERON GROUP LIMITED,
THE STOCKHOLDERS OF HERON GROUP LIMITED
(NAMED HEREIN)
AND
JOHN KERRIGAN, SOLELY IN HIS CAPACITY AS REPRESENTATIVE
April 30, 2013

1

i

3.18	Insurance	41
3.19	Litigation	41
3.20	Warranties	41
3.21	Employees	42
3.22	Employee Benefits	44
3.23	Environmental Matters	48
3.24	Legal Compliance	48
3.25	Customers and Suppliers	49
3.26	Permits	50
3.27	Certain Business Relationships With Affiliates	50
3.28	Brokers’ Fees	50
3.29	Books and Records	50
3.30	Data Protection	50
3.31	Prepayments, Prebilled Invoices and Deposits	52
3.32	Customer Offerings	52
3.33	Disclosure	52
3.34	No Further Representations; Projections	52

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE BUYER	53

4.1	Organization and Corporate Power	53
4.2	Authorization of Transaction	53
4.3	Noncontravention	54
4.4	Broker’s Fees	54
4.5	Disclosure	54
4.6	No Further Representations	54

ARTICLE V	COVENANTS	54

5.1	Cooperation in Litigation	54
5.2	Transition Assistance	55
5.3	Tax Matters	55
5.4	Expenses	59
5.5	Heron Market Access Limited Name Change	59
5.6	Data Room Contents	60
5.7	Company Employees and Company Employee Plans	60
5.8	Key Employee Retention Plan	60
5.9	Equity Interest in HHPL	60
5.10	Further Assurances	61

ARTICLE VI	INDEMNIFICATION	61

6.1	Indemnification	61
6.2	Indemnification Claims	64
6.3	Survival of Representations and Warranties	68
6.4	Limitations	69

6.5	Payments	70

ARTICLE VII	PROPRIETARY INFORMATION; NO SOLICITATION AND NON-COMPETITION	70

7.1	Proprietary Information	70
7.2	No Solicitation or Hiring of Former Employees	71
7.3	Non-Competition Agreement	72

ARTICLE VIII	DEFINITIONS	74

ARTICLE IX	MISCELLANEOUS	90

9.1	Press Releases and Announcements	90
9.2	No Third Party Beneficiaries	90
9.3	Entire Agreement	90
9.4	Succession and Assignment	90
9.5	Counterparts and Facsimile Signature	90
9.6	Headings	90
9.7	Notices	91
9.8	Governing Law	91
9.9	Amendments and Waivers	92
9.10	Severability	92
9.11	Submission to Jurisdiction	92
9.12	Specific Performance	93
9.13	Representation by Counsel	93
9.14	Construction	93

Exhibit A -	[RESERVED]
Exhibit B -	Form of Opinion of U.K. Counsel to the Company and the Sellers
Exhibit C -	Form of Employment Agreement between the Company and John Kerrigan
Exhibit D -	Form of Consulting Agreement between the Company and Paul Howard
Exhibit E -	Form of Consulting Agreement between the Company and Chris Knight
Exhibit F-1 -	Form of Key Employee Agreement (United Kingdom)
Exhibit F-2 -	Form of Key Employee Agreement (United States)
Exhibit F-3 -	Form of Key Employee Agreement (India)
Exhibit F-4 -	Form of Key Employee Agreement (Sweden)
Exhibit G -	Form of Release
Exhibit H -	Financial Model
Exhibit I -	Form of Escrow Agreement
Schedule I -	Allocation of Purchase Price
Schedule II -	Estimated Closing Adjustment Statement
Schedule 1.4(a)(iv)	Resignations

Schedule 1.4(a)(x)	Related Party Agreement Terminations
Schedule 5.8	Key Employee Retention Plan

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (the “Agreement”) is entered into as of April 30, 2013, by and among PAREXEL International Holding B.V., a company organized under the laws of the Netherlands (the “Buyer”); Heron Group Limited, a private limited company organized under the laws of England and Wales (the “Company”); the Persons named as sellers on the signature pages attached hereto (collectively, the “Sellers”); and John Kerrigan, solely in such Person’s capacity as the representative of the Sellers (the “Representative”). The Buyer, the Company, the Sellers and the Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
A.    The Individual Sellers are the legal owners of all the Company Shares. The Individual Sellers and the Entity Seller are, between them, the beneficial owners of all the Company Shares.
B.    The Parties desire to enter into this Agreement pursuant to which each Individual Seller agrees to sell to the Buyer the entire legal interest in and such beneficial interest as is described in Section 3.2(b) of the Disclosure Schedule in the Company Shares and the Entity Seller agrees to sell to the Buyer such beneficial interest as is described in Section 3.2(b) of the Disclosure Schedule in the Company Shares and the Buyer agrees to purchase from each Seller the same in the terms contained herein.
Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows.
ARTICLE I
PURCHASE AND SALE
1.1    Purchase and Sale. At the Closing, upon the terms set forth herein, the Buyer shall purchase from each Seller, and each Seller shall sell, convey, assign, transfer, and deliver to the Buyer, all of their respective legal and/or beneficial interest in the Company Shares as described in Section 3.2(b) of the Disclosure Schedule, free and clear of all Security Interests (other than restrictions on transfer arising under applicable securities Laws).
1.2    The Closing. The Closing shall take place by remote exchange of signature and documents simultaneously with the execution and delivery of this Agreement.
1.3    Purchase Price. The Buyer shall pay the Purchase Price for the Company Shares to the Sellers. The Purchase Price shall be allocated among the Sellers in accordance with Schedule I. The Company has prepared and delivered to the Buyer the statement attached as Schedule II (the “Estimated Closing Adjustment Statement”) setting forth the Estimated Closing Adjustment.
1.4    Actions at the Closing. At the Closing:

(a)    the Company and the Sellers shall deliver to the Buyer:
(i)    certificates representing (A) all of the Company Shares duly endorsed together with duly executed transfers into the name of the Buyer or its nominee in respect of all of the Company Shares and any other documents necessary to transfer to the Buyer with full title guarantee the Company Shares free and clear of all Security Interests (other than restrictions on transfer arising under applicable securities Laws) and (B) all of the outstanding equity interests in each Subsidiary;
(ii)    duly executed written instruments (A) releasing (1) any Security Interest (other than Permitted Security Interests) on any asset, right or property of the Company or any Subsidiary and (2) any Security Interest (other than restrictions on transfer arising under applicable securities Laws) on any Company Shares or any other equity securities of the Company or any Subsidiary, and (B) authorizing the filing of UCC-3 termination statements (or other comparable documents) for all UCC-1 financing statements (or other comparable documents) filed in connection with any such Security Interest;
(iii)    [reserved];
(iv)    resignations from such position (but not of employment), effective as of the Closing, of each director and officer (or person holding a comparable position) of the Company or any Subsidiary;
(v)    an opinion of Bird and Bird, U.K. counsel to the Company and the Sellers, in the form attached hereto as Exhibit B addressed to the Buyer and dated as of the Closing Date;
(vi)    [reserved];
(vii)    each of the following duly executed, as applicable, by the Company and each Seller party thereto: (A) an employment document between the Buyer or an Affiliate of the Buyer and John Kerrigan in the form attached as Exhibit C hereto; (B) an employment document between the Company and Paul Howard in the form attached as Exhibit D hereto; and (C) an employment document between the Company and Chris Knight in the form attached as Exhibit E hereto;
(viii)    key employee agreements with each Key Employee (other than the Sellers), each in the form attached hereto as Exhibit F-1 (in the case of any such person employed in the United Kingdom), Exhibit F-2 (in the case of any such person employed in the United States), Exhibit F-3 (in the case of any such person employed in India) or Exhibit F-4 (in the case of any such person employed in Sweden), duly executed by employee party thereto;
(ix)    evidence that the Company and the Subsidiaries have terminated the Heron 401(k) Plan effective no later than the calendar day before the Closing Date on terms reasonably satisfactory to the Buyer;

(x)    evidence that all Contracts and other arrangements listed on Schedule 1.4(a)(x) have been terminated on terms satisfactory to the Buyer;
(xi)    releases in the form attached hereto as Exhibit G duly executed by each Seller;
(xii)    such other certificates and instruments (including, where applicable, certificates of good standing of the Company and the Subsidiaries in their jurisdictions of organization and the various foreign jurisdictions in which they are qualified, certified charter or organizational documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as the Buyer shall reasonably request in connection with the Closing;
(b)    the Buyer shall deliver to the Representative such certificates and instruments (including certificates of good standing of the Buyer in its jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as he shall reasonably request in connection with the Closing; and
(c)    the Buyer shall pay the Purchase Price in accordance with Section 1.3.
1.5    Adjustment After the Closing. The Purchase Price shall be subject to adjustment as follows:
(a)    Not later than ninety (90) calendar days after the Closing Date, the Buyer shall deliver to the Representative the Closing Adjustment Statement. The Closing Adjustment Statement shall be prepared in accordance with GAAP applied consistently with the Company’s past practices (to the extent such past practices are consistent with GAAP).
(b)    The Closing Adjustment Statement delivered pursuant to Section 1.5(a) shall be accompanied by a statement setting forth the amount, if any, by which the total of the Closing Adjustment Items is greater than, or less than, the Estimated Closing Adjustment.
(c)    The Representative shall have reasonable access to the books and records of the Company necessary to verify the accuracy of the Closing Adjustment Statement delivered pursuant to Section 1.5(a) and the statement delivered pursuant to Section 1.5(b) during normal business hours upon reasonable advance request to the Buyer solely for the purpose of verifying the accuracy of such documents; provided that such access shall not include documents the disclosure of which would violate any obligation of the Company or any Subsidiary with respect to confidentiality, jeopardize protections afforded the Company or any Subsidiary under the attorney-client privilege or the attorney work product doctrine or similar doctrine or protection, or violate any applicable Law. In the event that the Representative disputes the Closing Adjustment Statement or the amount of the Closing Adjustment Items, the Representative shall notify the Buyer in writing (the “Dispute Notice”) of the amount, nature and basis of such dispute, within thirty (30) calendar days after delivery of the Closing Adjustment Statement. If the Representative does not provide a Dispute Notice within such thirty (30) calendar day period, the Representative and the Sellers shall be deemed to have accepted the Closing Adjustment Statement and the calculation of the Closing Adjustment Items delivered by the Buyer, which shall be final, binding and conclusive for all purposes hereunder. Any such Dispute Notice shall specify those items or amounts as to which the Representative disagrees, and the Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Adjustment Statement and the amount of the other Closing Adjustment Items delivered pursuant to Sections 1.5(a) and 1.5(b); provided however that other Closing Adjustment Items shall be subject to modification to the extent that the Neutral Accountant concludes that the final determination of the disputed Closing Adjustment Items by the Neutral Accountant (defined below) impacts the calculations of such other Closing Adjustment Items. In the event of such a dispute, the Buyer and the Representative shall first use their Reasonable Best Efforts to reach agreement on the disputed items or amounts in order to determine the amount of the Closing Adjustment Items, which amount shall not be less than the Buyer’s calculation delivered pursuant to Section 1.5(b) nor more than the Representative’s calculation delivered pursuant to this Section 1.5(c). If the Buyer and the Representative are unable to resolve the dispute within thirty (30) calendar days after delivery of the Dispute Notice, then any remaining items in dispute shall be submitted to an independent internationally recognized accounting firm selected in writing by the Representative and the Buyer or, if the Representative and the Buyer fail or refuse to select a firm within ten (10) calendar days after written request therefor by the Representative or the Buyer, such an independent internationally recognized accounting firm shall be selected in accordance with the rules of the Boston, Massachusetts office of the AAA (the “Neutral Accountant”). All determinations and calculations pursuant to this Section 1.5(c) shall consider only those Closing Adjustment Items as to which the Representative has disagreed; provided however that other Closing Adjustment Items shall be subject to modification to the extent that Neutral Accountants concludes that the final determination of the disputed Closing Adjustment Items by the Neutral Accountant impacts the calculations of such other Closing Adjustment Items. The Buyer and the Representative will each present in writing to the Neutral Accountant and to the other (A) its proposed resolution of the disputed items, and (B) any materials it wishes to present to justify the resolution it so presents. The Neutral Accountant shall review each of the proposed resolutions and the supporting materials submitted in favor of the proposed resolutions to resolve the disputed items. The Neutral Accountant’s determination shall be made within thirty (30) calendar days after its engagement (which engagement shall be made no later than five (5) Business Days after the time of the submission of the objections to the Neutral Accountant), or as soon thereafter as possible, shall be set forth in a written statement delivered to the Buyer and the Representative and shall be final, binding, conclusive and non-appealable by the Parties hereto, absent manifest error. A judgment on the determination made by the Neutral Accountant pursuant to this Section 1.5 may be entered in and enforced by any court having jurisdiction thereover. Following the resolution of all disputes pursuant to this Section 1.5(c), the Buyer shall deliver to the Representative the Closing Adjustment Statement as revised to reflect such resolution (the “Final Closing Adjustment Statement”).
(d)    The fees and expenses of the Neutral Accountant in connection with the resolution of disputes pursuant to Section 1.5(c) shall be allocated by the Neutral Accountant between the Buyer and the Sellers according to the degree to which the positions of the respective parties on the disputed items are not accepted by the Neutral Accountant.
(e)    Immediately upon the expiration of the thirty (30) calendar day period for giving the Dispute Notice, if no such notice is given, or upon notification by the Representative to the Buyer that no such notice will be given, or immediately upon the resolution of disputes, if any, pursuant to this Section 1.5, the Purchase Price shall be adjusted as follows (the “Adjusted Purchase Price”):
(i)    If the amount of the Final Closing Adjustment exceeds the amount of the Estimated Closing Adjustment, the Sellers shall pay to the Buyer by wire transfer of immediately available funds an amount equal to such deficiency no later than two (2) Business Days following the final determination of the Final Closing Adjustment (provided that, to the extent it so elects, Buyer shall also be entitled to recover such deficiency pursuant to the terms of the Escrow Agreement);
(ii)    If the amount of the Final Closing Adjustment is equal to the amount of the Estimated Closing Adjustment, the Purchase Price shall not be adjusted; and
(iii)    If the amount of the Estimated Closing Adjustment exceeds the Final Closing Adjustment (such excess, the “Closing Adjustment Surplus”), the Buyer shall, no later than two (2) Business Days following the final determination of the Final Closing Adjustment, (A) pay to the Sellers by wire transfer of immediately available funds an amount equal to 90% of the Closing Adjustment Surplus (with such payment allocated among the Sellers in accordance with the percentages set forth on Schedule I) and (B) deposit with the Escrow Agent an amount equal to 10% of the Closing Adjustment Surplus in escrow pursuant to the Escrow Agreement.
1.6    Options and Warrants. There are no Options or Warrants issued or outstanding, nor is there any Company Stock Plan.
1.7    Escrow Arrangements.
(a)    As promptly as practicable following the execution of the Escrow Agreement by the Buyer, the Representative and the Escrow Agent and the Escrow Agent’s confirmation that the escrow accounts contemplated by the Escrow Agreement are available to accept funds, the Buyer shall deliver to the Escrow Agent the Original Escrow Amount for the purpose of (i) providing security for any adjustment to the amount of the Purchase Price pursuant to Section 1.5 and (ii) securing the indemnification obligations of the Sellers set forth in Article VI, it being understood that the parties will use their respective reasonable best efforts to cause the execution of the Escrow Agreement and the delivery to the Escrow Agent of the Original Escrow Amount as promptly as practicable and in no event later than 5 Business Days after the date hereof. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.
(b)    The Sellers, by their execution of this Agreement, hereby approve the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Original Escrow Amount in the escrow established pursuant to this Section 1.7.
1.8    Earn-Out Consideration.
(a)    In addition to the Adjusted Purchase Price, the Buyer shall pay additional consideration of $14,200,000 to the Sellers (with such consideration to be allocated among the Sellers in accordance with the percentages set forth on Schedule I) subject to the terms and conditions set forth in this Section 1.8. The aggregate amount payable by the Buyer pursuant to this Section 1.8(a), after the deduction of damages, is referred to herein as the “Earn-Out Consideration” and the aggregate value of the Adjusted Purchase Price plus the Earn-Out Consideration is referred to herein as the “Aggregate Consideration”. Earn-Out Consideration shall be payable as follows:
(i)    in respect of the First Period (as defined in Section 1.8(b) below), consideration of $6,000,000, less any damages calculated by reference to Section 1.8(b), shall be paid once Company EBITDA for the First Period has been finally determined, provided that the aggregate amount payable pursuant to this Section 1.8(a)(i) shall not exceed $6,000,000 (the aggregate amount actually payable pursuant to this Section 1.8(a)(i) as finally determined being referred to as the “First Period Earn-Out Consideration”);
(ii)    in respect of the Second Period (as defined in Section 1.8(c) below), consideration of $14,200,000, less any damages calculated by reference to Section 1.8(c), shall be paid once Combined Business EBITDA for the Second Period has been finally determined, provided that the aggregate amount payable pursuant to this Section 1.8(a)(ii) shall not exceed $14,200,000 minus the First Period Earn-Out Consideration (the aggregate amount actually payable pursuant to this Section 1.8(a)(ii) as finally determined being referred to as the “Second Period Earn-Out Consideration”);
(iii)    in respect of the Third Period (as defined in Section 1.8(d) below), consideration of $14,200,000, less any damages calculated by reference to Section 1.8(d), shall be paid once Combined Business EBITDA for the Third Period has been finally determined, provided that the aggregate amount actually payable pursuant to this Section 1.8(a)(iii) shall not exceed $14,200,000 minus the First Period Earn-Out Consideration and minus the Second Period Earn-Out Consideration.
(b)    The Sellers, jointly and severally, hereby represent and warrant to the Buyer that the Company EBITDA for the period from July 1, 2012 through June 30, 2013 (the “First Period”) shall not be less than $4,200,000, and to the extent that it is less than $4,200,000 then the Sellers shall pay damages to the Buyer calculated as follows:

(i)    if the Company EBITDA for the First Period is less than $3,000,000, damages in the amount of $6,000,000;
(ii)    if the Company EBITDA for the First Period is between $3,000,000 and $4,200,000, the amount of damages shall be the product of (A) the amount by which the Company EBITDA for the First Period is less than $4,200,000 and (B) five (5); and
(iii)    if the Company EBITDA for the First Period is equal to or exceeds $4,200,000, the amount of damages shall be nil.
(c)    The Sellers, jointly and severally, hereby represent and warrant that the Combined Business EBITDA for the period from July 1, 2013 through June 30, 2014 (the “Second Period”) shall exceed $5,735,000, and to the extent that it does not exceed $5,735,000 then the Sellers shall pay damages to the Buyer calculated as follows:
(i)    if the Combined Business EBITDA for the Second Period is less than $4,200,000, damages in the amount of $14,200,000;
(ii)    if the Combined Business EBITDA for the Second Period is equal to or exceeds $4,200,000, but is less than $5,735,000, the amount of damages shall be the product of (A) the amount by which the Combined Business EBITDA for the Second Period is less than $5,735,000 and (B) nine and one-quarter (9.25);
(iii)    if the Combined Business EBITDA for the Second Period is equal to or exceeds $5,735,000, the amount of damages shall be nil.
(d)    The Sellers, jointly and severally, hereby represent and warrant that the Combined Business EBITDA for the period from July 1, 2014 through June 30, 2015 (the “Third Period”) shall exceed $7,532,258 and to the extent that it does not exceed $7,532,258 then the Sellers shall pay damages to the Buyer calculated as follows:
(i)    if the Combined Business EBITDA for the Third Period is less than $5,700,000, damages in the amount of $14,200,000;
(ii)    if the Combined Business EBITDA for the Third Period is equal to or exceeds $5,700,000, but is less than $7,532,258, the amount of damages shall be the product of (A) the amount by which the Combined Business EBITDA for the Third Period is less than $7,532,258 and (B) seven and three-quarters (7.75);
(iii)    if the Combined Business EBITDA for the Third Period is equal to or exceeds $7,532,258, the amount of damages shall be nil.
(e)    Notwithstanding any other provision in this Agreement to the contrary, in no event shall the aggregate Earn-Out Consideration payable, net of damages, exceed $14,200,000 and in no event shall the damages payable by the Sellers pursuant to Sections 1.8(b) to (d) exceed $14,200,000 in aggregate. Any damages which the Sellers are required to pay pursuant to Sections 1.8(b) to (d) shall be set-off so as to reduce the Earn-Out Consideration payable pursuant to Section 1.8(a). The sole and exclusive remedy of the Buyer in respect of any breaches of the representations and warranties in Sections 1.8(b) to (d) shall be its rights of set off under this Section 1.8(e). Under no circumstances shall the Sellers be liable for any loss, damage or other claim alleged or suffered by the Buyer for breach of the representations and warranties in Sections 1.8(b) to (d).
(f)    For purposes of this Section 1.8, the following terms shall have the respective meanings set forth below:
(i)    “Business Unit” shall mean (A) with respect to the period prior to July 1, 2013, the Company and its Subsidiaries, and (B) with respect to the period after June 30, 2013, the Combined Business.
(ii)    “Business Unit EBITDA” shall mean (A) with respect to the Earn-Out Year ending June 30, 2013, Company EBITDA, and (B) with respect to any Earn-Out Year ending after June 30, 2013, Combined Business EBITDA.
(iii)    “Cause” shall mean (A) a good faith finding by the Buyer that (1) the Manager (as defined below) has, except as a result of his or her death or disability or permanent incapacity due to ill health, failed to perform his or her reasonably assigned duties for the Business Unit (which duties shall be assigned by the Buyer or its designee) and has failed to remedy such failure within ten (10) Business Days following written notice from the Buyer to the Manager notifying him or her of such failure and specifying in reasonable detail the nature of such failure, or (2) the Manager has engaged in dishonesty, gross negligence or misconduct in connection with his or her employment by the Business Unit, or (B) the conviction of the Manager of, or the entry of a pleading of guilty or nolo contendere by the Manager to, any crime involving moral turpitude or any felony.
(iv)    “Combined Business” shall mean the integrated business comprised of (A) the Company and its Subsidiaries and (B) the RMA Business.
(v)    “Combined Business EBITDA” shall mean, with respect to the specified period, the earnings before interest, taxes, depreciation and amortization of the Combined Business during such period, as determined on a combined and consolidated basis in accordance with GAAP as applied by the Buyer in the preparation of its financial statements; provided that (A) any bonuses payable pursuant to Section 5.8 shall be excluded from the calculation of Company Business EBITDA, (B) the calculation of Company Business EBITDA will include as an expense the Normal Participant Bonus, (C) the calculation of Company Business EBITDA will exclude any overhead allocations actually made for information technology, finance, human resources, legal, corporate and marketing, (D) notwithstanding the foregoing clause (C), the calculation of Company Business EBITDA will include as an expense an overhead allocation for information technology, finance, human resources, legal, corporate and marketing in an aggregate amount equal to (1) for the Second Period, the greater of $1,850,000 and 8.4% of the revenue of the Combined Business for the Second Period and (2) for the Third Period, the greater of $2,200,000 and 8.4% of the revenue of the Combined Business for the Third Period, (E) the calculation of Company Business EBITDA will include an expense for the cost of any facilities shared between Combined Business, on the one hand, and the Buyer Parent or any Subsidiary or division of the Buyer not comprising a part of the Combined Business on the other hand, in an amount calculated in accordance with the allocation policies and procedures then applicable to all Subsidiaries and divisions of the Buyer Parent and (F) for the avoidance of doubt, the calculation of Combined Business EBITDA will include the actual costs of any third party recruiting costs incurred by or on behalf of the Combined Business.
(vi)    “Company EBITDA” shall mean, with respect to the specified period, the earnings before interest, taxes, depreciation and amortization of the Company and its Subsidiaries during such period, as determined on a consolidated basis in accordance with GAAP as applied by the Buyer in the preparation of its financial statements; provided that (A) any costs or expenses encompassed within any line item category specified on the table below shall be excluded from the calculation of Company EBITDA to the extent such costs or expenses are incurred on or prior to the date hereof and do not, in the aggregate, exceed the “Maximum Amount Excludable” specified with respect to such category on the table below:

Cost or Expense Category	Maximum Amount Excludable
Key man insurance, pension and car allowances for the Sellers	$81,000
Salary and National Insurance costs for Chris Knight	$240,000
Retroactive salary increases for the Sellers	$350,000
Dividend payments to the Sellers (if otherwise includable as expenses in the determination of Company EBITDA)	$270,000
Retention bonuses paid to junior staff and senior management	$650,000
Expenses related to the transaction contemplated by this Agreement, including travel expenses and fees for investment banking, legal and accounting services	$250,000

(B), the aggregate amount excluded pursuant to the foregoing clause (A) shall not exceed $1,800,000, (C) the calculation of Company EBITDA will exclude any vacation accrual and (D) the calculation of Company EBITDA will exclude any intercompany charges and corporate allocations (except that intercompany services, if any, provided to the Company after the Closing will be included in the calculation of Company EBIDTA at the charges agreed by the Buyer and the Manager.

(vii)    “Directed Actions” shall mean actions that the Buyer or its designee directs the Manager to undertake in connection with the operation of the Combined Business that either (A) are consistent with actions taken by the Buyer in the management of other subsidiaries and/or business units or (B) would not reasonably be expected to have a material adverse impact on the Combined Business EBITDA. By way of example and without limitation, Directed Actions include obtaining insurance from the Buyer’s preferred insurer and making bulk purchases from the Buyer’s preferred vendors.
(viii)     “Earn-Out Period” shall mean the period from the Closing Date through June 30, 2015.
(ix)    “Earn-Out Year” shall mean, as applicable, (A) the period from July 1, 2012 through June 30, 2013, (B) the period from July 1, 2013 through June 30, 2014 or (C) the period from July 1, 2014 through June 30, 2015.
(x)    “Financial Model” shall mean the financial model attached to this Agreement as Exhibit H hereto (it being acknowledged and agreed that the revenue figures therein are goals not entirely within the control of the Parties or any individual).
(xi)    “Manager” shall mean John Kerrigan, or his successor approved in writing by the Buyer.
(xii)    “Normal Participant Bonus” shall mean with respect to the Second Period and the Third Period, respectively, the aggregate amount of bonuses that would have been payable to the Participants with respect to such period as determined in accordance with the historical compensation practices of the Company and the Subsidiaries; provided that the Normal Participant Bonus shall not be less than $298,000 for the Second Period or $357,000 for the Third Period.
(xiii)    “RMA Business” shall mean the Buyer’s Reimbursement Market Access business, including market access services, health economics services and value dossiers, but excluding helplines.
(g)    No later than two (2) Business Days after the Buyer files its Annual Report on Form 10-K with the SEC for a fiscal year that coincides with any Earn-Out Year, the Buyer shall (i) at its expense, but with the full cooperation of the Manager, prepare (or cause to be prepared) and deliver to the Representative a calculation of the Business Unit EBITDA and a statement (the “Earn-Out Statement”) of the amount, if any, of the Earn-Out Consideration payable in respect of such Earn-Out Year and (ii) pay to the Sellers (with such payment to be allocated among the Sellers in accordance with the percentages set forth on Schedule I), by wire transfer of immediately available funds, the amount of Earn-Out Consideration specified on the Earn-Out Statement. Unless the Representative shall, in accordance with the provisions of Section 1.8(h), challenge the Buyer’s determination of the Business Unit EBITDA for the Earn-Out Year within thirty (30) calendar days after the delivery of the Buyer’s calculation thereof, the Buyer’s determination shall be conclusive and binding upon the Representative and the Sellers.

(h)    The Representative shall have reasonable access to the books and records of the Company necessary to verify the accuracy of any Earn-Out Statement delivered pursuant to Section 1.5(g) during normal business hours upon reasonable advance request to the Buyer solely for the purpose of verifying the accuracy of such document; provided that such access shall not include documents the disclosure of which would violate any obligation of the Company or any Subsidiary with respect to confidentiality, jeopardize protections afforded the Company or any Subsidiary under the attorney-client privilege or the attorney work product doctrine or similar doctrine or protection, or violate any applicable Law. If the Representative disputes the calculation of the Business Unit EBITDA for any Earn-Out Year, the Representative shall notify the Buyer in writing by delivery of a notice (an “Earn-Out Dispute Notice”) within thirty (30) calendar days after delivery of the Buyer’s calculation of the Business Unit EBITDA for such Earn-Out Year, which Earn-Out Dispute Notice shall set forth in reasonable detail the basis for such dispute. Any such dispute shall be resolved in accordance with the procedures set forth in Section 1.5(c) of this Agreement. If such resolution results in a determination that the Buyer owes additional Earn-Out Consideration for such Earn-Out Year, the Buyer shall pay such additional Earn-Out Consideration to the Sellers (with such payment to be allocated among the Sellers in accordance with the percentages set forth on Schedule I), by wire transfer of immediately available funds, no later than two (2) Business Days following such resolution. The fees and expenses of the Neutral Accountant in connection with the resolution of disputes pursuant to Section 1.8(h) shall be allocated by the Neutral Accountant between the Buyer and the Sellers according to the degree to which the positions of the respective parties on the disputed items are not accepted by the Neutral Accountant.
(i)    The Sellers acknowledge and agree that the Buyer may make from time to time such business decisions as it deems appropriate, in its sole discretion, in the conduct of the business of the Buyer and its subsidiaries (including the Business Unit, the Company and the Subsidiaries), including actions that may have an impact on the Business Unit EBITDA and/or the Earn-Out Consideration. No Seller will have any right to claim any lost Earn-Out Consideration or other damages as a result of such decisions so long as the actions were not taken by the Buyer in (i) bad faith for the principal purpose of frustrating provisions of this Section 1.8 or (ii) violation of Section 1.8(j). Notwithstanding anything to the contrary, except as may be otherwise agreed in writing by the Manager and the Buyer (which agreement shall specify the applicable charges), neither the Buyer nor any of its Affiliates (other than the Company and the Subsidiaries) shall have any obligation to provide any services to the Company or any of the Subsidiaries during the period from the Closing through June 30, 2013.
(j)    Notwithstanding Section 1.8(i), but subject to the provisions of Sections 1.8(k) and 1.8(l), which Sections 1.8(k) and 1.8(l) shall each prevail in the event of any conflict between either such Section and this Section 1.8(j):
(i)    During the period from the Closing Date through June 30, 2013, the Manager will have management and budget responsibility, subject to the review, direction and supervision of the Buyer, for the normal day to day operation of the Company and the Subsidiaries; provided, however that the Sellers shall cause the Manager to operate the Company and the Subsidiaries (A) on a basis that is consistent with the Financial Model, (B) except as otherwise provided by the Financial Model, in a manner consistent with the Ordinary Course of Business, (C) using proper business practices, (D) in compliance with applicable Law, (E) in compliance with an annual budget and business plan submitted by the Manager, which shall be approved by the Buyer or its designee in its reasonable discretion, and any budget increases from the Financial Model, which shall be approved by the Buyer or its designee in its reasonable discretion, and (F) in compliance with all other policies and procedures generally applicable to other subsidiaries or business units of the Buyer Parent. Without limiting the proviso to the preceding sentence, during the period from the Closing Date through June 30, 2013, neither the Company nor any of the Subsidiaries shall, without the prior written consent of the Buyer or its designee, (v) award or pay any bonus to any Participant, (w) accept pro bono or below market products or services or employee compensation (and the rate of cash cost associated with each of the base salary, bonus, automobile allowance and other compensatory benefits, respectively, provided to each of John Kerrigan, Paul Howard and Chris Knight during such period shall be equal to his rate for each such item during the period from July 1, 2012 through March 31, 2013, (x) make any expenditure, or incur any expense, not provided for in the then effective annual budget for the Company and the Subsidiaries approved by the Buyer or its designee, (y) take any action that, if taken during the period from December 31, 2012 through the Closing Date, would have been required to be set forth in Section 3.7 of the Disclosure Schedule or (z) bind the Buyer Parent or any subsidiary of the Buyer Parent, including the Company or any Subsidiary, for any obligation which extends beyond the Earn-Out Period. The Sellers shall cause the Manager to fully cooperate with the Buyer in the preparation of each Earn-Out Statement and to implement any Directed Action.
(ii)    During the period from July 1, 2013 through June 30, 2015, the Manager will have management and budget responsibility, subject to the review, direction and supervision of the Buyer, for the normal day to day operation of the Combined Business; provided, however that the Sellers shall cause the Manager to operate the Combined Business (A) on a basis that is consistent with the Financial Model, (B) except as otherwise provided by the Financial Model, in a manner consistent with the Ordinary Course of Business, (C) using proper business practices, (D) in compliance with applicable Law, (E) in compliance with an annual budget and business plan submitted by the Manager, which shall be approved by the Buyer or its designee in its reasonable discretion, and any budget increases from the Financial Model, which shall be approved by the Buyer or its designee in its reasonable discretion, and (F) in compliance with all other policies and procedures generally applicable to other subsidiaries or business units of the Buyer Parent. Without limiting the proviso to the preceding sentence, during the period from July 1, 2013 through the end of the Earn-Out Period, the Combined Business shall not, without the prior written consent of the Buyer or its designee, (v) award or pay any bonus to any Participant except as required pursuant to Section 5.8, (w) accept pro bono or below market products or services or employee compensation (and the rate of cash cost associated with each of the base salary, bonus, automobile allowance and other compensatory benefits, respectively, provided to each of John Kerrigan and Paul Howard during such period shall be equal to his rate for each such item during the period from July 1, 2012 through March 31, 2013, (x) make any expenditure, or incur any expense, not provided for in the then effective annual budget for the Combined Business approved by the Buyer or its designee, (y) take any action that, if taken by the Company or any Subsidiary during the period from December 31,

2012 through the Closing Date, would have been required to be set forth in Section 3.7 of the Disclosure Schedule or (z) bind the Buyer Parent or any subsidiary of the Buyer Parent, including the Combined Business, for any obligation which extends beyond the Earn-Out Period. The Sellers shall cause the Manager to fully cooperate with the Buyer in the preparation of each Earn-Out Statement and to implement any Directed Action.
(iii)    For so long as he remains a full time employee of the Buyer or any of its Affiliates during the Earn-Out Period, pricing levels for the Company and the Combined Business for products and services will be set by John Kerrigan; provided that, (i) pricing levels will be established in accordance with the Financial Model and (ii) for so long as he remains a full time employee of the Buyer or any of its Affiliates during the Earn-Out Period, pricing levels for any of the Buyer’s strategic accounts and for bundled products and services with other of the Buyer’s or the Buyer’s Parent’s products and services shall be set jointly by John Kerrigan and the Buyer or its designee. Except to the extent otherwise contemplated by the preceding sentence, all pricing shall be determined by the Buyer or its designee.
(iv)    For so long as John Kerrigan remains a full time employee of the Buyer or any of its Affiliates during the Earn-Out Period, the Buyer and the Company shall not terminate any employee of the Business Unit (including John Kerrigan) without the prior written consent of John Kerrigan (such consent not be unreasonably withheld, conditioned or delayed); provided that the Company and the Buyer may terminate any employee for cause without the prior written consent of John Kerrigan; provided further that for purposes of this sentence, “cause” shall be defined (A) as set forth in the applicable employee’s then effective employment agreement (if such employee is a party to a then effective employment agreement with the Buyer or any of its Affiliates that defines “cause”) or (B) if cause is not defined pursuant to the preceding clause (A), as reasonably determined by the Buyer in light of the employment policies, procedures and practices applicable to similarly situated employees of the Buyer and its Affiliates. Additionally, for so long as John Kerrigan remains a full time employee of the Buyer or any of its Affiliates during the Earn-Out Period, the Buyer and the Buyer Parent shall not transfer or relocate any employee of the Company to another area or division of the Buyer’s or the Buyer’s Parent’s business without the prior written consent of John Kerrigan (such consent not be unreasonably withheld, conditioned or delayed).
(v)    During the Earn-Out Period, the Buyer will make available to the Company sales resources, of a type and amount determined by the Buyer in its reasonable judgment, to assist in the sale of the service offerings provided by the Company and its Subsidiaries as of the Closing Date. The cost of such resources shall be allocated to the Business Unit.
(vi)    From the Closing Date through June 30, 2013, the Buyer will make commercially reasonable efforts to minimize any adverse impact of integration activities on the operations of the Company and the Subsidiaries.
(vii)    The Buyer shall not, and shall cause the Buyer Parent and the other subsidiaries of the Buyer Parent not to, except through the Combined Business, during the period from July 1, 2013 through the end of the Earn-Out Period, engage in any Competitive Business.

(k)    Notwithstanding the provisions of Section 1.8(j), the Buyer shall at all times have the absolute right to take such actions as the Buyer in good faith deems necessary or proper to (i) fulfill its fiduciary obligations to its shareholders so long as the actions were not taken by the Buyer in bad faith for the principal purpose of frustrating provisions of this Section 1.8, (ii) compel compliance with the provisions of Section 1.8(j)(i), (iii) prevent any act that would present a risk of impairment of the value of the Combined Business or remediate the impact of any act that has impaired the value of the Combined Business or (iv) terminate the Manager for Cause (the “Buyer’s Oversight Rights”). The Buyer’s Oversight Rights shall include, but not be limited to, the right to (x) intervene in the business and affairs of the Combined Business, (y) approve and execute all agreements, contracts and other binding arrangements of the Combined Business and (z) overrule the decision-making and operating authority of the Manager. The Sellers acknowledge and agree that the exercise of the Buyer’s Oversight Rights may have an impact on Combined Business EBITDA and/or the Earn-Out Consideration and no Seller will have any right to claim any lost Earn-Out Consideration or other damages as a result of such decisions so long as the actions were taken in accordance with the provisions of this Agreement.
(l)    Notwithstanding anything in this Agreement to the contrary, if any of the following events shall occur, in addition to having the right to exercise the Buyer’s Oversight Rights for the remainder of the Earn-Out Period, the Buyer shall be permitted to exercise full and unconditional control of the Company, its Subsidiaries and the Combined Business and the Buyer shall not have any further obligation under this Section 1.8 (including any obligation to pay any Earn-Out Consideration):
(i)    The Combined Business EBITDA for the Second Period is less than $2,000,000.
(ii)    Any fraud or violation of Law by the Manager in connection with the exercise of his duties related to the Company, any of its Subsidiaries or the Combined Business, or any fraud or violation of Law by, other than at the direction of the Buyer, the Company, any of the Subsidiaries or the Combined Business, occurs.
(iii)    Any Seller breaches any obligation under Article VII or any obligation concerning non-competition, non-solicitation or confidentiality set forth in any agreement referred to in Section 1.4(a).
(m)    Notwithstanding any other provision in this Agreement to the contrary, all deals that either have been awarded, or are pending award, to the RMA Business as of the Closing Date will be sold and worked solely by the Buyer prior to July 1, 2013 and shall not be included in the calculation of Company EBITDA. If, during the period from the Closing Date through June 30, 2013, the Buyer or any of its Affiliates receives a new Request For Proposal within the scope of the RMA Business, the Company will solely respond to and work the subject of such Request For Proposal during such period and such work shall be included in the calculation of Company EBITDA.

(n)    Notwithstanding any other provision in this Agreement to the contrary, the Buyer may elect to set off all or a portion of any Earn-Out Consideration to satisfy (i) any amount payable to the Buyer pursuant to Section 1.5, and (ii) any claim, whether resolved or pending, for indemnification by any Seller as provided in Section 6.1.
1.9    Representative.
(a)    In order to efficiently administer the transactions contemplated hereby, including (i) the determination of the Final Closing Adjustment, the Adjusted Purchase Price and any Earn-Out Consideration and (ii) the defense and/or settlement of any claims for which any Seller may be required to indemnify the Buyer pursuant to this Agreement, each Seller hereby designates, nominates, constitutes and appoints the Representative as such Seller’s representative, attorney-in-fact and agent.
(b)    Each Seller hereby authorizes the Representative (i) to make all decisions relating to the determination of the Final Closing Adjustment and the Adjusted Purchase Price pursuant to Section 1.5 and the Earn-Out Consideration pursuant to Section 1.8, (ii) to take all action necessary in connection with the defense and/or settlement of any claims for which any Seller may be required to indemnify the Buyer pursuant to Article VI hereof, (iii) to give and receive all notices required to be given under the Agreement, and (iv) to take any and all additional action as is contemplated to be taken by or on behalf of any Seller by the terms of this Agreement.
(c)    In the event that the Representative becomes unable to perform such Person’s responsibilities hereunder or resigns from such position, the Sellers (acting by the vote of the Sellers who immediately prior to the Effective Time held at least a majority of the outstanding Company Shares) shall select another representative to fill the vacancy of the Representative, and such substituted representative shall be deemed to be the Representative for all purposes of this Agreement and the documents delivered pursuant hereto.
(d)    A decision, act, consent, instruction or action of the Representative, including any agreement between the Representative and the Buyer relating to the determination of the Final Closing Adjustment, the Adjusted Purchase Price, any Earn-Out Consideration or the defense or settlement of any claims for which the Sellers may be required to indemnify the Buyer pursuant to Article VI hereof, shall constitute a decision, act, consent, instruction or action of all Sellers and shall be binding and conclusive upon each Seller and the Escrow Agent may rely upon any such decision, act, consent, instruction or action as being the decision, act, consent or instructions of each and every Seller. The Buyer and the Escrow Agent are hereby relieved from any Liability to any Seller for any acts done by them in accordance with such decision, act, consent, instruction or action of the Representative.
(e)    By his execution of this Agreement, each Seller agrees that:
(i)    the Buyer shall be able to rely conclusively on the instructions and decisions of the Representative as to the determination of the Final Closing Adjustment, the Adjusted Purchase Price, any Earn-Out Consideration, the settlement of any claims for indemnification by the Buyer pursuant to Article VI or any other actions required or permitted to be taken by the Representative hereunder, and no party shall have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Representative;
(ii)    no Seller shall have any cause of action against the Representative for any action taken, decision made or instruction given by the Representative under this Agreement or the execution of the Representative’s duties and responsibilities, except for fraud or willful breach of this Agreement by the Representative. Furthermore, the Sellers shall indemnify and hold harmless the Representative for any damages (including damages arising out of the negligence of the Representative) arising out of the acceptance or administration of the Representative’s duties hereunder and reasonable fees and expenses incurred in the fulfillment of the Representative’s duties and responsibilities. The Sellers shall, severally, not jointly, indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred without fraud or willful breach on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder;
(iii)    the provisions of this Section 1.9 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the transactions contemplated by this Agreement;
(iv)    remedies available at Law for any breach of the provisions of this Section 1.9 are inadequate; therefore, the Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if the Buyer brings an action to enforce the provisions of this Section 1.9; and
(v)    the provisions of this Section 1.9 shall be binding upon the executors, heirs, legal representatives, personal representatives, successors and permitted assigns of each Seller, and any references in this Agreement to a Seller or the Sellers shall mean and include the successors to the Seller’s rights hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.
(f)    The Sellers recognize and intend that the power of attorney granted in Section 1.9:
(i)    is coupled with an interest and is irrevocable; and
(ii)    shall survive the death or incapacity of each of the Sellers.
(g)    The Representative shall be entitled to treat as genuine, and as the document it purports to be, any letter, facsimile, telex or other document that is believed by the Representative to be genuine and to have been telexed, telegraphed, faxed or cabled by a Seller or to have been signed and presented by a Seller.

(h)    All expenses incurred by the Representative in connection with the performance of the Representative’s duties as Representative shall be borne and paid by the Sellers.
1.10    Withholding Obligations.
(a)    Subject to Section 1.10(b), each of the Buyer, the Company and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to any provision of this Agreement to any Person such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable Law, provided, however that except in the case of compensatory withholding Taxes or Indian withholding Taxes, the Buyer or the Company shall not withhold against any amounts payable hereunder without first notifying the Representative and providing the Sellers with a reasonable opportunity to claim any exemption or reduction in otherwise applicable withholding Taxes. The Parties agree that Indian Taxes will be withheld from the Purchase Price pursuant to Indian Law and the Buyer shall remit any such Indian Taxes to the applicable Governmental Entity, and will file all required Tax Returns in relation to such Taxes, in accordance with applicable Law. Any amounts payable hereunder and subject to compensatory withholding Taxes shall be distributed to the applicable employer entity and promptly disbursed through such entity’s payroll system net of any applicable Tax withholding. To the extent that amounts are withheld by the Buyer, the Company, the applicable employer entity or the Escrow Agent, as the case may be, and paid to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made by the Buyer, the Company, the applicable employer entity or the Escrow Agent, as the case may be.
(b)    If, after the Closing, the Buyer transfers or assigns any or all of the Buyer’s rights and obligations under this Agreement and such transfer or assignment results in the imposition of a withholding Tax or Indirect Tax that would not have otherwise applied to amounts payable under this Agreement then notwithstanding anything to the contrary in this Agreement, the amounts payable under this Agreement shall be increased so that the recipient receives an amount equal to what the recipient would have received had no such additional withholding Taxes or Indirect Taxes applied.
(c)    The Parties shall use commercially reasonable efforts to provide any information required to claim a Tax credit and/or file a Tax Return with respect to any withheld Taxes or Indirect Taxes. Any Party that withholds Taxes against a payment hereunder shall provide the recipient, at the recipient’s request, with an explanation of such Party’s rationale for such withholding. The Buyer shall have the right to collect Forms W-8 or W-9, or such other forms relating to withholding obligations and/or any exemption, reduction or credits in respect of withholding taxes as may be applicable, from such Persons.
(d)    None of the Buyer, the Company nor the Escrow Agent shall be entitled to deduct and withhold from the consideration in respect of an amount of Tax to the extent that such amount of Tax has either been paid to the Buyer pursuant to Section 5.3(i) or Section 6.1(a) or been deducted, withheld or set off pursuant to Section 5.3(j).

ARTICLE II
REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLERS
Each Seller severally, and not jointly, represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct with respect to the applicable Seller. The Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article II and in Article III. The disclosures in any section or paragraph of the Disclosure Schedule shall qualify only (a) the corresponding section or paragraph in this Article II or Article III, as the case may be, and (b) other sections or paragraphs in this Article II or Article III to the extent that it is clear from a reading of the disclosure that such disclosure also qualifies or applies to such other section or paragraph.
2.1    Authorization. The Seller has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform the Seller’s obligations hereunder and thereunder. This Agreement and all other agreements contemplated hereby have been duly and validly executed and delivered by the Seller and constitute valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as to enforceability which may be limited by bankruptcy, insolvency reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally, or equitable principles.
2.2    Noncontravention. Neither the execution and delivery by the Seller of this Agreement or any other agreement contemplated hereby, nor the performance by the Seller of the Seller’s obligations hereunder or thereunder, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will (a) require on the part of the Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the imposition or acceleration of any obligation or the loss of a benefit under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Seller is a party or by which the Seller is bound or to which any of the assets of the Seller are subject, (c) result in the imposition of any Security Interest upon any assets of the Seller or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any of his or its properties or assets. Section 2.2 of the Disclosure Schedule sets forth a true, correct and complete list of all consents and approvals of third parties and Governmental Entities, and all filings and notices that are required in connection with the consummation by the Seller of the transactions contemplated by this Agreement.
2.3    Ownership of Stock. The Seller holds solely, beneficially, legally and of record all of the interest in the Company Shares as set forth in Section 3.2(b) of the Disclosure Schedule, free and clear of any Security Interests (other than restrictions on transfer arising under applicable securities Laws). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting or transfer of any Company Shares. Upon consummation of the purchase contemplated hereby, the Buyer will acquire from the Seller with full title guarantee the legal and beneficial ownership of those Company Shares as set forth in Section 3.2(b) of the Disclosure Schedule against each Seller’s name, free and clear of all Security Interests (other than restrictions on transfer arising under applicable securities Laws).
2.4    Litigation. There is no Legal Proceeding which is pending or has been threatened in writing against the Seller that questions the validity of this Agreement or any action taken or to be taken by the Seller in connection herewith or that could reasonably be expected to have a material adverse effect on the Seller’s ability to consummate the transactions contemplated by this Agreement.
2.5    Brokers’ Fees. The Seller has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY AND THE SUBSIDIARIES
The Sellers, jointly and severally, represent and warrant to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article III are true and correct.
3.1    Organization, Qualification and Corporate Power. The Company is a private limited company duly organized and validly existing under the Laws of England and Wales. The Company is duly qualified to conduct business and is in corporate good standing under the Laws of each jurisdiction listed in Section 3.1 of the Disclosure Schedule (in so far as such concepts are applicable in the relevant jurisdictions listed), which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification. The Company has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has made available to the Buyer complete and accurate copies of its memorandum and articles of association, each as amended to date. The Company is not in default under or in violation of any provision of its memorandum and articles of association, and, to the Company’s Knowledge, there exists no condition or event which, after notice, lapse of time or both, would result in any such default or violation. Datacuity Ltd. has never engaged in any business competitive with any business engaged in by the Company, any Subsidiary, Buyer Parent or any direct or indirect subsidiary of Buyer Parent.
3.2    Capitalization.
(a)    The Company Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid or credited as fully paid.
(b)    Section 3.2(b) of the Disclosure Schedule sets forth a complete and accurate list of the holders of share capital in the Company, showing the number of shares, and the class or series of such shares, held by each holder thereof and their legal and beneficial interests therein. Section 3.2(b) of the Disclosure Schedule also indicates all outstanding Company Shares that constitute restricted shares or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable shareholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. All of the issued and outstanding shares in the share capital of the Company are duly authorized, validly issued, fully paid, and free of all preemptive rights. All of the issued and outstanding shares in the share capital of the Company have been issued and allotted by the Company in compliance with all applicable securities Laws.
(c)    The Company has never had any Company Stock Plans and has never issued any Options or Warrants.
(d)    Except as set forth in Section 3.2(d) of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares in the share capital of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares in the share capital of the Company any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of capital stock of the Company or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. The Company has not issued any voting debt.
(e)    Except as set forth in Section 3.2(e) of the Disclosure Schedule, there is no agreement, written or oral, between the Company and any holder of its securities, or, to the Company’s Knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co sale rights or “drag along” rights), registration under the securities Laws of any jurisdiction, or voting, of the capital stock of the Company.
3.3    Authorization. The Company has all requisite power and authority (corporate and other) to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the other agreements contemplated hereby and the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other action on the part of the Company. This Agreement and all other agreements contemplated hereby have been duly and validly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against it in accordance with its terms, except as to enforceability which may be limited by bankruptcy, insolvency reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally, or equitable principles.
3.4    Noncontravention. Neither the execution and delivery by the Company or the Sellers of this Agreement or any other agreement contemplated hereby, nor the performance by the Company or the Sellers of their respective obligations hereunder or thereunder, nor the consummation by the Company or the Sellers of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the memorandum or articles of association of the Company, each as amended or restated to date, or the memorandum or articles of association (or comparable organizational documents) of any Subsidiary, each as amended or restated to date, (b) require on the part of the Company or any Subsidiary any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity or any employee of the Company or any Subsidiary, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the imposition or acceleration of any obligation or the loss of a benefit under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of the assets of the Company or any Subsidiary are subject, (d) result in the imposition of any Security Interest upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their respective properties or assets. Section 3.4 of the Disclosure Schedule sets forth a true, correct and complete list of all consents and approvals of third parties and Governmental Entities, and all filings and notices, that are required in connection with the consummation by the Company or the Sellers of the transactions contemplated by this Agreement.
3.5    Subsidiaries.
(a)    Section 3.5 of the Disclosure Schedule sets forth: (i) the name of each Subsidiary; (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.
(b)    Each Subsidiary is a corporation duly organized, validly existing and, to the extent that such concepts are applicable in the relevant jurisdiction, in corporate and Tax good standing under the Laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and, to the extent that such concepts are applicable in the relevant jurisdiction, is in corporate and Tax good standing under the Laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has made available to the Buyer complete and accurate copies of the charter, by‑laws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, by-laws or other organizational documents, and, to the Company’s Knowledge, there exists no condition or event which, after notice, lapse of time or both, would result in any such default or violation. All of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable (to the extent applicable) and free of preemptive rights. All shares of capital stock or other equity interests of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer

(other than restrictions under applicable securities Laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock or other equity interest of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary. No Subsidiary has issued any voting debt.
(c)    The Company does not own or control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any other corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary.
(d)    Since the formation of Heron Market Access Limited, a private limited company organized under the laws of England and Wales (“HMA”), no Person other than the Sellers and Matthew McGlennon has owned or controlled, directly or indirectly, or had any direct or indirect equity participation or similar interest in HMA. HMA has not engaged in any business or other activity since December 31, 2003, does not have any assets, rights or properties, and is not subject to any Liabilities.
(e)    Mr. Manekjit Singh Shergill, R/o B-20, Malcha Marg, Chankyapuri, New Delhi -110021, India (“Shergill”), resigned as director of Heron Health Private Limited, a company organized under the laws of India (“HHPL”), effective from May 19, 2008 by virtue of his resignation letter dated May 19, 2008. HHPL has complied with all the terms and conditions of the compromise agreement, dated July 4, 2008, between HHPL and Shergill relating to the termination of Shergill.
3.6    Financial Statements.
(a)    The Company has made available to the Buyer the Financial Statements. The Financial Statements (i) comply as to form with all applicable accounting requirements and (ii) were prepared in accordance with Applicable GAAP applied on a consistent basis throughout the periods covered thereby; provided, however, that the Financial Statements referred to in clauses (c) and (d) of the definition of such term are subject to normal recurring year-end adjustments (which, individually and in the aggregate, will not be material) and do not include footnotes.
(b)    Each of the Consolidated Financial Statements fairly presents the consolidated assets, liabilities, business, financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the date thereof and for the period referred to therein, and is consistent with the books and records of the Company and the Subsidiaries. Each of the Entity Financial Statements fairly presents the assets, liabilities, business, financial condition, results of operations and cash flows of the Company or Subsidiary covered thereby as of the date thereof and for the period referred to therein, and is consistent with the books and records of the

Company or Subsidiary covered thereby. The accruals for vacation expenses, severance payments and Taxes are accounted for on the Most Recent Balance Sheet and are adequate and properly reflect the expenses associated therewith in accordance with UK GAAP.
(c)    The Company and the Subsidiaries maintain accurate books and records reflecting their respective assets and liabilities and maintain proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the respective assets of the Company and the Subsidiaries, (iii) access to the respective assets of the Company and the Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of the respective assets of the Company and the Subsidiaries is compared with existing assets at regular intervals, and (v) the respective accounts, notes and other receivables and inventory of the Company and the Subsidiaries were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
(d)    The Company and the Subsidiaries maintain disclosure controls and procedures that are effective to ensure that all material information concerning the Company and the Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s consolidated financial statements. Section 3.6(d) of the Disclosure Schedule lists, and the Company has delivered to the Buyer copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.
(e)    Section 3.6(e) of the Disclosure Schedule lists, and the Company has delivered to the Buyer copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303 (a)(4) of Regulation S-K of the SEC) effected by the Company or any Subsidiary. Section 3.6(e) of the Disclosure Schedule lists all non-audit services performed by the Company’s or any Subsidiary’s auditors for the Company or any Subsidiary.
(f)    Neither the Company nor any Subsidiary has extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company or any Subsidiary. Section 3.6(f) of the Disclosure Schedule identifies any loan or extension of credit maintained by the Company or any Subsidiary to which the second sentence of Section 13(k)(1) of the Exchange Act would apply.
(g)    SBM and Co., the Company’s auditor, is and has been at all times since its engagement by the Company (i) “independent” with respect to the Company and the Subsidiaries within the meaning of Regulation S-X (or equivalent legislation relating to the requirement of independence of auditors in the relevant jurisdiction) and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board (to the extent applicable).

3.7    Absence of Certain Changes. Since December 31, 2012, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) neither the Company nor any Subsidiary has:
(a)    issued or sold any stock or other securities of the Company or any Subsidiary or any options, warrants or rights to acquire any such stock or other securities (except pursuant to the exercise or conversion of convertible promissory notes, options or warrants), or amended any of the terms of (including the vesting of) any options, warrants or restricted stock agreements, or repurchased or redeemed any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements in place on the date thereof and providing for the repurchase of shares at their original issue price in connection with any termination of employment with or services to the Company or any Subsidiary);
(b)    split, combined or reclassified any shares or other equity securities; or declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or other equity securities;
(c)    created, incurred or assumed any indebtedness (including obligations in respect of capital leases); assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or made any loans, advances or capital contributions to, or investments in, any other Person;
(d)    entered into, adopted, terminated or amended any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 3.22(l) or (except for normal salary increases in the Ordinary Course of Business for employees who are not Affiliates) increased in any manner the compensation or fringe benefits of, or materially modified the employment terms of, its directors, officers, consultants or employees, generally or individually, or paid any bonus or other benefit to its directors, officers, consultants or employees or hired any new officers or (except in the Ordinary Course of Business) any new employees or consultants; amended or accelerated the payment, right to payment, or vesting of any compensation or benefits; or taken any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan;
(e)    acquired, sold, leased, licensed or disposed of any assets or property (including any shares or other equity interests in or securities of any Subsidiary or any other corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets to customers in the Ordinary Course of Business;
(f)    mortgaged or pledged any of its property or assets or subjected any such property or assets to any Security Interest (other than Permitted Security Interests);
(g)    discharged or satisfied any Security Interest (other than Permitted Security Interests) or paid any Liability other than in the Ordinary Course of Business;

(h)    amended its charter, by-laws or other organizational documents;
(i)    sold, assigned, transferred, licensed or sublicensed any Company Intellectual Property, other than pursuant to licenses with customers entered into in the Ordinary Course of Business;
(j)    changed the nature or scope of its business being carried on or commenced any new business not being ancillary or incidental to such business or taken any action to alter its organizational or management structure;
(k)    changed its accounting methods, principles or practices;
(l)    made or changed any Tax election, changed an annual accounting period, filed any amended Tax Return, entered into any closing agreement with a Governmental Entity, waived or extended any statute of limitation with respect to Taxes, settled or compromised any Tax Liability, surrendered any right to claim a refund of Taxes or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;
(m)    entered into, amended, terminated, taken or omitted to take any action that would constitute a violation of or default under, or waived any rights under, applicable Law or any contract or agreement of a nature required to be listed in Section 3.12, Section 3.13 or Section 3.15 of the Disclosure Schedule;
(n)    made or committed to make any capital expenditure in excess of $10,000 per item or $25,000 in the aggregate;
(o)    instituted or settled any Legal Proceeding;
(p)    failed to take any action necessary to preserve the validity of any Company Intellectual Property or Permit; or
(q)    agreed in writing or otherwise to take any of the foregoing actions.
3.8    Undisclosed Liabilities. Neither the Company nor any Subsidiary has any Liability, except for (a) Liabilities shown on the Most Recent Balance Sheet, a copy of which is attached to Section 3.8 of the Disclosure Schedule, (b) Liabilities that have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which are similar in nature and amount to the Liabilities that arose during the comparable period of time in the immediately preceding fiscal period and (c) contractual and other Liabilities incurred in the Ordinary Course of Business that are not required by UK GAAP to be reflected on a balance sheet and that are not in the aggregate material.
3.9    Tax Matters.
(a)    The Company and each Subsidiary has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all respects when submitted and remain accurate and complete in all respects. No such Tax

Return is, or could reasonably be expected to become, subject to any dispute with any Governmental Entity. The Company and the Subsidiaries have paid on a timely basis all Taxes that were due and payable and no penalties, fines, surcharges or interest have been incurred. The unpaid Taxes of the Company and the Subsidiaries for Tax periods ending on or before the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and all unpaid Taxes of the Company and each Subsidiary for all Tax periods commencing after the date of the Most Recent Balance Sheet arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods. The Most Recent Balance Sheet makes full provision or reserve within UK GAAP for any period ending on or before the date thereof for all Taxes assessed or liable to be assessed on the Company or any Subsidiary, or for which the Company or any Subsidiary is accountable at that date, whether or not the Company or any Subsidiary has (or may have) the right of reimbursement against any other Person. Proper provision has been made and shown in the Most Recent Balance Sheet for deferred Taxation in accordance with UK GAAP. The Company and the Subsidiaries have duly submitted all claims, disclaimers and elections with respect to Taxes the making of which has been assumed for the purposes of the Most Recent Balance Sheet. No such claims, disclaimers or elections are likely to be disputed or withdrawn. Neither the Company nor any Subsidiary has any Liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of U.K., U.S., state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than the Company or a Subsidiary. Neither the Company nor any Subsidiary is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All Taxes that the Company and the Subsidiaries were required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, and the Company and each Subsidiary has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party. No payments or loans have been made to, or assets made available or transferred to, or any assets earmarked, however informally, by the Company or any Subsidiary for the benefit of, any employee or former employee (or any associate of such employee or former employee) of the Company or any Subsidiary by an employee benefit trust or another third party.
(b)    The Company has delivered or made available to the Buyer (i) complete and correct copies of all Tax Returns of the Company and the Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or a Subsidiary relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. The income Tax Returns of the Company and each Subsidiary have been audited by the applicable Governmental Entity or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.9(b) of the Disclosure Schedule. No examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated. Neither the Company nor any Subsidiary has been informed by any jurisdiction in which the Company or any Subsidiary did not file a Tax Return that the jurisdiction believes that the Company or such Subsidiary was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Neither the Company nor any Subsidiary has (x) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (y) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (z) executed or filed any power of attorney with any taxing authority which is still in effect. Neither the Company nor any Subsidiary is involved in any dispute with any Governmental Entity with respect to Taxes, nor has the Company or any Subsidiary, within the past seven years, been subject to any visit, audit, investigation, discovery or access order by any Governmental Entity with respect to Taxes. To the Knowledge of the Company, there are no circumstances existing which make it likely that a visit, audit, investigation, discovery or access order with respect to Taxes will be made in the next 12 months. Neither the Company nor any Subsidiary has received from any Governmental Entity (and has not subsequently repaid to or settled with that Governmental Entity) any payment to which it was not entitled, or any notice in which its liability to Taxation was understated.
(c)    The Company and each Subsidiary have, within applicable time limits, kept and maintained complete and accurate records, invoices and other information in relation to Taxes as they are required or is prudent to keep and maintain. Such records, invoices and information form part of Tax accounting arrangements that enable the Tax liabilities of the Company and any Subsidiary to be calculated accurately. The Company and each Subsidiary have complied within applicable time limits with all notices served on them and any other requirements lawfully made of them by any Governmental Entity.
(d)    Section 3.9(d) of the Disclosure Schedule contains details of all concessions, agreements and arrangements that the Company or any Subsidiary has entered into with any Governmental Entity and all notifications given to any Governmental Entity. The amount of Taxation chargeable on the Company or any Subsidiary during any accounting period ending on or within the six years before the Closing Date has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement with any Governmental Entity. All transactions in respect of which any clearance or consent was required from any Governmental Entity have been entered into by the Company or any Subsidiary after such consent or clearance has been properly obtained. Any application for such clearance or consent has been made on the basis of full and accurate disclosure of all the relevant material facts and considerations, and all such transactions have been carried into effect only in accordance with the terms of the relevant clearance or consent.
(e)    Neither the Company nor any Subsidiary is, or will become, liable to make to any Person (including any Governmental Entity) any payment in respect of any liability to Taxation which is primarily or directly chargeable against, or attributable to, any other Person (other than the Company or any Subsidiary).

(f)    The gross book value shown in, or adopted for the purposes of, the Financial Statements as the value of each of the tangible fixed assets of the Company or any Subsidiary does not exceed the amount which on a disposal of such asset at the date of this Agreement would be deductible as acquisition cost in computing the capital gain or deductible loss. The Company and each Subsidiary has sufficient records to determine the Tax consequence which would arise on any disposal or realization of any asset owned at the Most Recent Balance Sheet Date or acquired since that date, but prior to the Closing. Neither the execution nor completion of this Agreement, nor any other event since the Most Recent Balance Sheet Date, will result in any asset being deemed to have been disposed of and re-acquired by the Company or any Subsidiary for Taxation purposes under any Law of any jurisdiction.
(g)    If any asset of the Company or any Subsidiary was disposed of at Closing for its book value as shown in, or adopted for the purpose of, the Financial Statements, or for the value of consideration actually given for it on its acquisition (if such asset was acquired since the Most Recent Balance Sheet Date), no balancing charge or similar clawback of relief or disallowance of depreciation relief in any jurisdiction would be made on the Company or that Subsidiary.
(h)    No distribution or deemed distribution has been made (or will be deemed to have been made) by the Company or any Subsidiary, except dividends shown in their statutory Financial Statements, and neither the Company nor any Subsidiary is bound to make any such distribution.
(i)    All financing costs, including interest, discounts and premiums payable by the Company or any Subsidiary in respect of its loans and amounts payable by the Company or any Subsidiary in respect of its derivatives contracts, are deductible by the Company or such Subsidiary in computing its profits, gains or losses for Taxation purposes. No rents, interest, annual payments or other sums of an income nature, paid or payable by the Company or any Subsidiary, or which the Company or any Subsidiary is under an existing obligation to pay in the future, are or may be wholly or partially disallowable as deductions, management expenses or charges in computing taxable profits for Taxation purposes.
(j)    Section 3.9(j) of the Disclosure Schedule contains full particulars of (i) all groups and consolidated groups for Taxation purposes and fiscal unities of which the Company or any Subsidiary is, or has been, a member within the last seven years and to the Company’s Knowledge there are no circumstances or arrangements as a result of which any Subsidiary or the Company will cease to form part of such group; (ii) every agreement relating to the use of losses (including in the United Kingdom by way of group relief) or allowance to which the Company or any Subsidiary is, or has been, a party within the last seven years; and (iii) any arrangements for the payment of group Taxation liabilities to which the Company or any Subsidiary has ever been party.
(k)    All claims made by the Company and the Subsidiaries for the use of losses (including in the United Kingdom by way of group relief) or allowance were valid when made and have been or will be allowed by way of relief from or allowance or credit against Taxation. All arrangements entered into by the Company and the Subsidiaries in relation to groups and consolidated groups for Taxation purposes and fiscal unities were valid when made and will be valid up to the Closing. The Company and the Subsidiaries have met all procedural and other requirements of all Taxation Statutes in respect of such claims, unities or groups.
(l)    Neither the execution of this Agreement nor the Closing, nor any other event since the Most Recent Balance Sheet Date, will result in the clawback or disallowance of any losses (including in the United Kingdom losses taking the form of group relief) or allowance previously given.
(m)    The Company and each Subsidiary has, throughout the past seven years, been resident for Taxation purposes in the country in which it is incorporated, and neither the Company nor any Subsidiary has, at any time in the past seven years, been treated as resident in any other jurisdiction for the purposes of any double Taxation arrangements. Neither the Company nor any Subsidiary has had a permanent establishment or taxable presence in any country other than the country in which it is incorporated.
(n)    Neither the Company nor any Subsidiary holds, or within the last seven years has held, shares in any company except for the shares in the Subsidiaries currently held by the Company.
(o)    All transactions or arrangements made by the Company or any Subsidiary have been made on arm’s length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented. No notice, inquiry or adjustment has been made by any Governmental Entity in connection with any such transactions or arrangements. There are no circumstances in which any rule or provision could apply causing any Governmental Entity to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Taxation purposes. In relation to each transaction for the supply of goods or services or the lending or borrowing of money into which the Company or any Subsidiary has entered with a party with which it was connected, the Company or the relevant Subsidiary has full contemporaneous documentary evidence of the process used to establish that arm’s length terms applied. No notice, inquiry or adjustment has been made by any Governmental Entity in connection with any such transactions or arrangements.
(p)    Neither the Company nor any Subsidiary has been involved in any transaction or series of transactions either designed wholly or mainly or containing steps or stages having no commercial purpose or the main purpose, or one of the main purposes of which, was the avoidance of Taxation or deferring Taxation or reducing a liability to Taxation or amounts to be accounted for under PAYE in the United Kingdom, or any transaction that produced a loss for Taxation purposes with no corresponding commercial loss.
(q)    The Company and each Subsidiary has complied with all obligations relating to any Indirect Tax. Neither the Company nor any Subsidiary is or has been, in the period of six years ending with the Closing Date, a member of a group for the purposes of Indirect Tax. Neither the Company nor any Subsidiary has been, or will be, denied full credit or allowance for all Indirect Tax paid or suffered by it. Neither the Company nor any Subsidiary has been the subject of any inquiries, investigation or routine visit by a Governmental Entity relating to Indirect Tax within the past six years as a result of which any liabilities or other irregularities were identified and there are no outstanding inquiries arising from any such enquiries, investigations or visits.
(r)    Any document that may be necessary or desirable in proving the title of the Company or any Subsidiary to any asset which is owned by the Company or any Subsidiary at the Closing is duly stamped for stamp duty purposes or has had the transfer or registration Tax due in respect of it paid. Neither entering into this agreement nor the Closing will result in the withdrawal of any stamp duty or transfer or registration Tax relief granted on or before the Closing which will affect the Company or any Subsidiary. Section 3.9(r) of the Disclosure Schedule sets out full and accurate details of any asset acquired or held by the Company or any Subsidiary before the Closing for which, to the Knowledge of the Company, or to which the Company ought reasonably to be aware, an additional Taxation return will be required to be filed with a Governmental Entity and/or a payment of stamp duty or transfer or registration Tax made on or after Closing.
(s)    Neither the Company nor any Subsidiary has made any loan or advance to any Seller such that the Company or a Subsidiary has incurred a liability to Taxes.
(t)    Neither the Company nor any Subsidiary has offered or made available to any of its employees or officers any form of participation in a share incentive plan, including by way of share or stock options.
(u)    There are no Security Interests with respect to Taxes upon any of the assets or properties of the Company or any Subsidiary, other than with respect to Taxes not yet due and payable.
(v)    Section 3.9(v) of the Disclosure Schedule sets forth each jurisdiction in which the Company and each Subsidiary files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Company’s nexus with such jurisdiction. Section 3.9(v) of the Disclosure Schedule lists all Tax Returns (and their respective due dates without regard to extensions) required to be filed by the Company or any Subsidiary for periods beginning before the Closing Date that will not be filed on or before the Closing Date.
(w)    Neither the Company nor any Subsidiary has made any payment, is obligated to make any payment or is a party to any agreement that could obligate it to make any payment, as a result of the transactions contemplated in this Agreement, that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).
(x)    Neither the Company nor any Subsidiary (i) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes, (ii) has made an entity classification (“check-the-box”) election under Section 7701 of the Code, (iii) is or has ever been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state or local Law), or (iv) is or has ever been (and is not and has not been a stockholder in) a “passive foreign investment company” within the meaning of Section 1297 of the Code.
(y)    Neither the Company nor any Subsidiary has ever engaged in any “reportable transaction” or “listed transaction” for purposes of U.S. Treasury Regulation sections 1.6011-4(b) or 301.6111-2(b)(2) or any analogous provision of state, local or foreign Law. The Company and each Subsidiary has disclosed on its U.S. federal income Tax Returns, if any, all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code.
(z)    The U.S. Subsidiary has never distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the U.S. Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.
(aa)    Neither the Company nor any Subsidiary is a party to a gain recognition agreement under Section 367 of the Code.
(bb)    Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (ii) installment sale or other open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) election made pursuant to Section 108(i) of the Code on or prior to the Closing Date, or (v) adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax Law).
(cc)    The Buyer has been provided with the operating agreement, formation documents and other agreements (if any) related to the formation and operation of the Entity Seller and copies of all documents under which the Entity Seller acquired its holding of Company Shares. All those agreements and documents remain in full force and effect and have not been varied as at the date of this Agreement and there is no agreement to vary the same and the same shall not be varied without the Buyer’s prior written consent after the date of this Agreement. The documents provided to the Buyer provide all the details of the membership interests and/or shareholdings in the Entity Seller and all details of the arrangements pursuant to which the Entity Seller acquired its holding of or any interest in Company Shares. None of the arrangements by virtue of which the Entity Seller acquired such Company Shares or any interest in Company Shares and/or by virtue of which the members of the Entity Seller acquired their membership interests and/or shares in the Entity Seller and/or by virtue of which the Entity Seller shares in any part of the Purchase Price and the Earn Out Consideration and/or by virtue of which any of the members of the Entity Seller will be entitled to share in any part of the Purchase Price and the Earn Out Consideration have given or will give rise to any Liability for the Buyer, the Company or any Subsidiary or any member of the Buyer’s Tax Group or employer or former employer of any Seller to account for income tax or national insurance contributions (employee’s or employer’s) to HM Revenue & Customs in the United Kingdom or otherwise for any Tax in any jurisdiction.
(dd)    Since August 2007 John Kerrigan has not been resident or ordinarily resident in the United Kingdom for United Kingdom tax purposes and has not performed any duties in the United Kingdom such that a Liability to United Kingdom income tax has arisen in respect of all or any part of his remuneration. John Kerrigan will be neither resident nor ordinarily resident in the United Kingdom for United Kingdom tax purposes and nor will he perform any duties in the United Kingdom (save at the request of the Buyer or any member of the Buyer’s Tax Group) such that a Liability to United Kingdom income tax arises in respect of all or any part of his remuneration in any United Kingdom tax year post Closing in which the Earn Out Consideration is payable.
(ee)    No person who is either resident or ordinarily resident in the United Kingdom for United Kingdom tax purposes or has performed any duties in the United Kingdom such that a Liability to United Kingdom income tax has arisen within the last 5 years in respect of all or any part of his remuneration shall have any membership interests and/or shares in the Entity Seller by virtue of which that person shares in any part of either the Purchase Price or the Earn Out Consideration.
3.10    Assets.
(a)    The Company or the applicable Subsidiary (i) is the true and lawful owner of, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company or such Subsidiary, free and clear of all Security Interests (other than Permitted Security Interests), and (ii) has a valid lease or license to all other assets (tangible or intangible) used by the Company or such Subsidiary. Such assets to which the Company or a Subsidiary has good title or a valid lease or license are sufficient for the conduct of its businesses as presently conducted and as presently proposed to be conducted, and such tangible assets are reflected in the Financial Statements (other than to the extent disposed of in the Ordinary Course of Business). Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.
(b)    Section 3.10(b) of the Disclosure Schedule lists individually (i) all fixed assets (within the meaning of GAAP) of the Company or the Subsidiaries, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of April 28, 2013, and (ii) all other assets of a tangible nature (other than inventories) of the Company or the Subsidiaries.
(c)    Each item of equipment, motor vehicle and other asset that the Company or a Subsidiary has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable lease or contract, the obligations of the Company or such Subsidiary to such lessor or owner will have been discharged in full.
3.11    Owned Real Property. Neither the Company nor any Subsidiary owns, or has ever owned, any real property.
3.12    Real Property Leases. Section 3.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable, security deposit, maintenance and like charges thereunder, and any advance rent thereunder. The Company has made available to the Buyer complete and accurate copies of the Leases. With respect to each Lease:
(a)    no Person, other than the Company or any Subsidiary, is or claims to be entitled (actually or conditionally) to occupy, use or control the property subject to such Lease;
(b)    such Lease is legal, valid, binding, enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto;
(c)    such Lease will continue to be legal, valid, binding, enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;
(d)    none of the Company, any Subsidiary or, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the Knowledge of the Company, any other party under such Lease;
(e)    there are no disputes, oral agreements, forbearance programs, licenses, collateral assurances, undertakings, side agreements or concessions in effect as to such Lease;
(f)    neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;
(g)    all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities;
(h)    the Company has no Knowledge of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such Lease which would reasonably be expected to impair the current uses or the occupancy by the Company or any Subsidiary of the property subject thereto;

(i)    no construction, alteration or other leasehold improvement work with respect to the Lease remains to be paid for or performed by the Company or any Subsidiary;
(j)    to the extent the property subject to such Lease is located in the United Kingdom, fire risk assessments have been carried out and copies thereof are held at such properties where requisite and there are no requirements of the local fire authority which have not been implemented or which are outstanding, and such properties comply with all fire regulations and have sufficient rights of escape in the event of fire or other emergency;
(k)    where an option has been exercised to break such Lease it has been validly exercised by the Company and any Subsidiary (as appropriate) and accepted by the landlord of the property which is subject to the Lease, and any pre-conditions to the exercise of such break have been satisfied in so far as practicable;
(l)    neither the Company nor any Subsidiary is obligated to pay any leasing or brokerage commission relating to such Lease and will not have any obligation to pay any leasing or brokerage commission upon the renewal of the Lease; and
(m)    the Financial Statements contain adequate reserves to provide for the restoration of the property subject to the Lease at the end of the respective Lease term, to the extent required by the Lease.
3.13    Intellectual Property.
(a)    Section 3.13(a) of the Disclosure Schedule lists all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. All assignments of Company Registrations to the Company or any Subsidiary have been properly executed and recorded. All Company Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company.
(b)    There are no inventorship challenges, opposition or nullity proceedings or interferences declared or commenced or interference proceeding provoked, or to the Knowledge of the Company, threatened, with respect to any Patent Rights included in the Company Registrations. The Company and the Subsidiaries have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent or trademark office with respect to all patent and trademark applications filed by or on behalf of the Company or any Subsidiary and have made no material misrepresentation in such applications. The Company has no Knowledge of any information that would preclude the Company or any Subsidiary from having clear title to the Company Registrations or affecting the patentability or enforceability of any Company Registrations.
(c)    Each item of Company Intellectual Property will be owned or available for use by the Buyer or a subsidiary of the Buyer following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company or a Subsidiary is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Security Interests (other than Permitted Security Interests), and all joint owners of the Company Owned Intellectual Property are listed in Section 3.13(c) of the Disclosure Schedule. The Company Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the Customer Offerings in the manner so done currently by the Company and the Subsidiaries, (ii) to Exploit the Internal Systems as they are currently used by the Company and the Subsidiaries and (iii) otherwise to conduct the Company’s business in the manner currently conducted by the Company and the Subsidiaries. Section 3.13(c) of the Disclosure Schedule sets forth a true and complete list of all Customer Offerings. Section 3.13(c) of the Disclosure Schedule also sets forth a true and complete list of all Internal Systems that are material to the business of the Company or any Subsidiary and a description of each such Internal System.
(d)    The Company or the appropriate Subsidiary, as applicable, has taken all commercially reasonable measures to protect the proprietary nature of each item of Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. The Company and each Subsidiary has complied with all applicable contractual and legal requirements pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the Knowledge of the Company, threatened against the Company or any Subsidiary. To the Knowledge of the Company, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company or any Subsidiary, or (ii) breach of the Company’s or any Subsidiary’s security procedures wherein confidential information has been disclosed to a third Person. The Company and each Subsidiary has actively policed the quality of all goods and services sold, distributed or marketed under each of its Trademarks and has enforced adequate quality control measures to ensure that no Trademarks that it has licensed to others shall be deemed to be abandoned.
(e)    None of the Customer Offerings, or the Exploitation thereof by the Company or the Subsidiaries or by any reseller, distributor, customer or user thereof in accordance with their applicable agreement with Company or its Subsidiaries, or any other activity of the Company or the Subsidiaries, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. None of the Internal Systems, to the extent developed by or on behalf of the Company or any Subsidiary, or the Company’s or any Subsidiary’s past, current or currently contemplated Exploitation thereof, or any other activity undertaken by any of them in connection with their business, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. To the Knowledge of the Company, none of the other Internal Systems, or the Company’s or any Subsidiary’s past, current or currently contemplated Exploitation thereof, or any other activity undertaken by them in connection with their business, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Section 3.13(e) of the Disclosure Schedule lists any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Company or any Subsidiary alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Company or any Subsidiary from any reseller, distributor, customer, user or any other third party; and the Company has provided to the Buyer copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation.
(f)    To the Knowledge of the Company, no Person (including any current or former employee or consultant of Company or the Subsidiaries) or entity is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any Company Licensed Intellectual Property which is exclusively licensed to the Company or any Subsidiary. The Company has provided to the Buyer copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Company Owned Intellectual Property; provided, however, that the Company is not required to provide any such legal opinions if the provision of such would violate the attorney client privilege. The Company has not received any such legal opinions.
(g)    Section 3.13(g) of the Disclosure Schedule identifies each license, covenant or other agreement pursuant to which the Company or any Subsidiary has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property (other than non-exclusive licenses to end user customers entered into in the Ordinary Course of Business). Except as described in Section 3.13(g) of the Disclosure Schedule, neither the Company nor any Subsidiary has agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or any third party Intellectual Property rights. Except as set forth in Section 3.13(g) of the Disclosure Schedule, neither the Company nor any Subsidiary is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.
(h)    Section 3.13(h) of the Disclosure Schedule identifies (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company or any Subsidiary Exploits it (excluding currently-available, off‑the‑shelf software programs that are part of the Internal Systems and are licensed by the Company or any Subsidiary pursuant to “shrink wrap” licenses, the total annual fees associated with which are less than $10,000) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Company or any Subsidiary has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property. None of the Customer Offerings or Internal Systems includes “shareware,” “freeware” or other Software or other material that was obtained by the Company or any Subsidiary from third parties other than pursuant to the license agreements listed in Section 3.13(h) of the Disclosure Schedule.
(i)    Neither the Company nor any Subsidiary has licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including its and the Subsidiaries’ employees and contractors) of, the Company Source Code to any Person, except pursuant to the agreements listed in Section 3.13(i) of the Disclosure Schedule, and the Company and the Subsidiaries have taken all reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Company Source Code by the Company, the Subsidiaries, their escrow agent(s) or any other Person to any third party.
(j)    All of the Software and Documentation comprising, incorporated in or bundled with the Customer Offerings or Internal Systems that constitute Company-Owned Intellectual Property have been designed, authored, tested and debugged by regular employees of the Company or a Subsidiary within the scope of their employment or by independent contractors of the Company or a Subsidiary who have executed valid and binding agreements expressly assigning all right, title and interest in such copyrightable materials to the Company or a Subsidiary, waiving their non-assignable rights (including moral rights) in favor of the Company or a Subsidiary and its permitted assigns and licensees, and have no residual claim to such materials.
(k)    Section 3.13(k) of the Disclosure Schedule lists all Open Source Materials that the Company or the Subsidiaries have utilized in any way in the Exploitation of Company Offerings or Internal Systems (which, with respect to any Company Licensed Intellectual Property, shall be to the Knowledge of the Company) and describes the manner in which such Open Source Materials have been utilized, including whether and how the Open Source Materials have been modified and/or distributed by the Company or the Subsidiaries. Neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Customer Offerings; (ii) distributed Open Source Materials in conjunction with any other software developed or distributed by the Company or any Subsidiary; or (iii) used Open Source Materials that create, or purport to create, obligations for the Company or any Subsidiary with respect to the Customer Offerings or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property rights (including using any Open Source Materials that require, as a condition of Exploitation of such Open Source Materials, that other Software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge).
(l)    Each current or former employee of the Company or any Subsidiary and each current or former independent contractor of the Company or any Subsidiary has executed a valid, binding and enforceable written agreement expressly assigning to the Company or such Subsidiary all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s work for the Company or the relevant Subsidiary, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible.

(m)    Neither the Company nor any Subsidiary has introduced into any Customer Offering or Internal System, and the Company and each Subsidiary has taken industry standard measures to detect and remove from each Customer Offering and each Internal System, any Virus or, to the extent that the Company or any Subsidiary did not have the authority to remove a Virus from any Internal System licensed to the Company or any Subsidiary, the Company and each such Subsidiary terminated the use of such Internal Systems in which a Virus has been detected. The Company and the Subsidiaries have not received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party except as set forth in Section 3.13(m) of the Disclosure Schedule.
(n)    The Company and the Subsidiaries have neither sought, applied for nor received any support, funding, resources or assistance from any U.S. federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the Exploitation of the Customer Offerings, the Internal Systems or any facilities or equipment used in connection therewith.
3.14    Inventory. Other than general office supplies, neither the Company nor any Subsidiary maintains any inventory.
3.15    Contracts.
(a)    Section 3.15(a) of the Disclosure Schedule lists the following agreements (each a “Contract”) to which the Company or any Subsidiary is a party:
(i)    any agreement (or group of related agreements) for the lease of personal property from or to third parties;
(ii)    any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $50,000 in any 12 month period, or (C) in which the Company or any Subsidiary has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any services, products or territory or has agreed to purchase a minimum quantity of goods or services or has granted exclusive rights to a certain party;
(iii)    any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;
(iv)    any agreement (or group of related agreements) under which the Company or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest (other than Permitted Security Interests) on any of its assets, tangible or intangible;
(v)    any agreement for the disposition of any significant portion of the assets or business of the Company or any Subsidiary (other than sales of products in the Ordinary

Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);
(vi)    any agreement concerning confidentiality, noncompetition or non-solicitation (other than confidentiality agreements with customers or employees of the Company or any Subsidiary set forth in the Company’s or the applicable Subsidiary’s standard terms and conditions of sale or standard form of employment agreement, copies of which have previously been made available to the Buyer);
(vii)    any employment agreement, consulting agreement, severance agreement (or agreement that includes provisions for the payment of severance) or retention agreement or any agreement with any other person who provides services to the Company;
(viii)    any settlement agreement or settlement-related agreement (including any agreement in connection with which any employment-related claim is settled);
(ix)    any agreement involving any current or former officer, director or stockholder or shareholder of the Company or any Affiliate thereof;
(x)    any agreement under which the consequences of a default or termination could reasonably be expected to have a Company Material Adverse Effect;
(xi)    any agency, distributor, sales representative, franchise or similar agreements to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound;
(xii)    any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the Ordinary Course of Business);
(xiii)    any agreement that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Company or any of the Subsidiaries or the Buyer or any of its subsidiaries as currently conducted and as currently proposed to be conducted;
(xiv)    any prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, bid, change order, arrangement or other commitment of any kind between the Company or any Subsidiary, on the one hand, and any Governmental Entity, any prime contractor to a Governmental Entity or any subcontractor to any such Governmental Entity or prime contractor, on the other hand;
(xv)    any agreement that would bind, or purport to bind, the Buyer or any of its Affiliates; and

(xvi)    any other agreement (or group of related agreements) either involving more than $50,000 in any 12 month period or not entered into in the Ordinary Course of Business.
(b)    The Company has made available to the Buyer a complete and accurate copy of each Contract (as amended to date). With respect to each Contract: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto, except as to enforceability which may be limited by bankruptcy, insolvency reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally, or equitable principles; (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, except as to enforceability which may be limited by bankruptcy, insolvency reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally, or equitable principles; and (iii) neither the Company, any Subsidiary nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company, any Subsidiary or, to the Knowledge of the Company, any other party under such Contract.
(c)    Neither the Company nor any Subsidiary is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 3.15(a) of the Disclosure Schedule under the terms of Section 3.15(a). None of the agreements listed in Section 3.15(c) of the Disclosure Schedule, if reduced to written form, would be described by Section 3.15(a)(vi). Neither the Company nor any Subsidiary is a party to any written or oral arrangement (i) to perform services or sell products which is expected to be performed at, or to result in, a loss or (ii) for which the customer has already been billed or paid that have not been fully accounted for on the Most Recent Balance Sheet.
3.16    Accounts Receivable. All accounts receivable of the Company and the Subsidiaries reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 calendar days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. A complete and accurate list of the accounts receivable of the Company and the Subsidiaries as of April 25, 2013, showing the aging thereof, is included in Section 3.16 of the Disclosure Schedule. All accounts receivable of the Company and the Subsidiaries that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 calendar days after the date on which it first became due and payable), net of a reserve for bad debts related to such accounts receivable in an amount proportionate to the reserve shown on the Most Recent Balance Sheet. Neither the Company nor any Subsidiary has received any written notice from an account debtor stating that any account receivable in an amount in excess of $15,000 is subject to any contest, claim or setoff by such account debtor.
3.17    Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.
3.18    Insurance. Section 3.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party, a named insured or otherwise the beneficiary of coverage, all of which are in full force and effect. All claims eligible to be asserted by the Company or any Subsidiary under any such policy have been asserted on a timely basis. There is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Company nor any Subsidiary may be liable for retroactive premiums or similar payments, and the Company and the Subsidiaries are otherwise in compliance with the terms of such policies. The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Section 3.18 of the Disclosure Schedule identifies all claims asserted by the Company pursuant to any insurance policy since the inception of the Company and describes the nature and status of each such claim.
3.19    Litigation. There is no Legal Proceeding which is pending or has been threatened in writing against the Company or any Subsidiary. There are no judgments, orders or decrees outstanding against the Company or any Subsidiary.
3.20    Warranties.
(a)    No service or product provided, manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary is subject to any guaranty, warranty, right of return, right of credit, service level agreement obligation or other indemnity. Section 3.20(a) of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company and the Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return, service level agreement credit and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and the Company has no Knowledge of any reason why such expenses should significantly increase as a percentage of sales in the future.
(b)    The reserve for warranty claims set forth on the Most Recent Balance Sheet and any reserves for warranty claims created by the Company in the Ordinary Course of Business subsequent to the Most Recent Balance Sheet Date are adequate and were calculated in accordance with UK GAAP consistently applied.
(c)    Neither the Company nor any Subsidiary has any Liability to any customer in connection with any service provided or product manufactured, sold, leased or delivered by the Company or a Subsidiary to provide the customer with any other services or products of the Company or a Subsidiary on pre-negotiated terms, including for upgrades to other services or products at prices below the Company’s or the Subsidiary’s, as the case may be, published price for such services or products. Neither the Company nor any Subsidiary has any Liability to any customer in connection with any service provided or product manufactured, sold, leased or delivered by the Company or a Subsidiary other than those arising in the Ordinary Course of Business.
3.21    Employees.
(a)    Section 3.21(a) of the Disclosure Schedule contains a list, for each employee of the Company and each Subsidiary, of the employee’s position, engaging entity, notice period, date of hire, country in which the employee works, annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), estimated or target annual incentive compensation, and employment status (including whether the person is on leave of absence, the dates of such leave and the basis for such leave). Each of such employees is retained at-will, other than such employees employed in the United Kingdom, and none of such employees is a party to an employment agreement or contract with the Company or any Subsidiary. Each current and former employee of the Company or any Subsidiary has entered into the Company’s or such Subsidiary’s standard form of confidentiality, non-competition and assignment of inventions agreement, a copy of which has previously been delivered to the Buyer. All of the agreements referenced in the preceding sentence will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. To the Knowledge of the Company, no Key Employee or group of employees has any plans to terminate employment with the Company or any Subsidiary, nor has the Company or any Subsidiary given notice to terminate any such Key Employee or group of employees. The Company and the Subsidiaries are in compliance with all applicable Laws relating to the employment of employees, including the hiring, classification and termination of employees.
(b)    Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has either of them experienced any actual or threatened strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no Knowledge of any organizational effort made or threatened (including the filing of a petition for certification) either currently or within the past two (2) years, by or on behalf of any labor union, trade union or works council with respect to employees of the Company or any Subsidiary.
(c)    None of the Company, any Subsidiary, any director, officer or other Key Employee of the Company or any Subsidiary, or any Affiliate of any of the foregoing, has any existing undisclosed contractual relationship with the Company or a Subsidiary or owns, directly or indirectly, individually or collectively, any interest in any entity which is in a business similar or competitive to the business of the Company and the Subsidiaries.

(d)    Section 3.21(d) of the Disclosure Schedule contains a list of all consultants and independent contractors currently engaged by either the Company or any Subsidiary, along with the position, date of retention, engaging entity, country in which the individual provides services, notice required to terminate such engagement and rate of remuneration for each such Person. None of such consultants or independent contractors is a party to a written agreement or contract with the Company or any Subsidiary. Each such consultant and independent contractor has entered into the Company’s or such Subsidiary’s standard form of confidentiality, non-competition and assignment of inventions agreement with the Company or such Subsidiary, a copy of which has previously been delivered to the Buyer.
(e)    Section 3.21(e) of the Disclosure Schedule contains a list by employee name, identification number and country of citizenship of all employees of the Company or any Subsidiary employed in the United States who are not citizens of the United States. Section 3.21(e) of the Disclosure Schedule also sets forth a list by name and identification number of each employee of the Company or any Subsidiary who is providing services in the United States and who holds a temporary work authorization (“Work Permit”), including H-1B, TN, E-1, E-2, L-1, F-1 or J-1 visa status or Employment Authorization Document (“EAD”) work authorizations, setting forth the name and identification number of such employee, the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all of the information that the Company or any Subsidiary provided to the United States Department of Labor (“DOL”) and the United States Customs and Immigration Service (“USCIS”) in the applications for such Work Permit was, to the Knowledge of the Company, true and complete at the time of filing such applications. The Company or the applicable Subsidiary received the appropriate notice of approval or other evidence of authorized employment from the USCIS, the DOL, the Department of State or other relevant Governmental Entity with respect to each such Work Permit. Neither the Company nor any Subsidiary has received any notice from the USCIS or any other Governmental Entity that any Work Permit has been revoked. There is no action pending or, to the Knowledge of the Company, threatened to revoke or adversely modify the terms of any of the Work Permits. Every employee or worker of the Company or any Subsidiary who requires a work permit to work in the jurisdiction in which such person works has a current work permit or other permission to remain in such jurisdiction.
(f)    The Company or a Subsidiary obtained the necessary prevailing wage documentation for each H-1B worker and has paid and continues to pay each H-1B worker the prevailing wage according to the regulations of the DOL to the extent that such regulations are applicable to it. The Company and the Subsidiaries have complied with all terms of the Labor Condition Applications for all H-1B workers and has maintained all documentation required by the DOL regulations to the extent that such terms and regulations are applicable to it. The Company has provided the Buyer with a written statement which summarizes the compliance of the Company and each Subsidiary with the DOL regulations governing labor condition applications to the extent that such regulations are applicable to it.
(g)    The Company has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from its employees and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. There are no, and at no time have there been, any independent contractors who have provided services to the Company for a period of six (6) consecutive months or longer. The Company has never had any temporary or leased employees.
(h)    Section 3.21(h) of the Disclosure Schedule contains a complete and accurate list of (i) all of the Company’s and each Subsidiary’s written employee handbooks, employment manuals, employment policies, or affirmative action plans, and (ii) written summaries of all unwritten employment policies.
(i)    To the extent applicable to it, neither the Company nor any Subsidiary has caused or will cause any “employment loss” (as that term is defined or used in the U.S. Worker Adjustment Retraining Notification Act) at any time during the 90 calendar day period ending on the date hereof, nor has the Company or any Subsidiary incurred any Liability in connection with the termination of employment of any of its employees for failure to provide information or to consult with employees under any applicable Law.
(j)    Neither the Company nor any Subsidiary has incurred, and no circumstances exist under which the Company or any Subsidiary could incur, any Liability arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees.
3.22    Employee Benefits.
(a)    Section 3.22(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate details of all Liabilities of the Company or any Subsidiary in respect of each Company Plan have been disclosed to the Buyer. For the avoidance of doubt, such disclosure includes the delivery to the Buyer (where applicable) of complete and accurate copies of (i) all Company Plans which have been reduced to writing, together with all amendments thereto, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last three plan years for each Company Plan, (v) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k), and 401(m) of the Code for the past three years, and (vi) any written or electronic communications from or to any Governmental Entity, including the Internal Revenue Service or the DOL, with respect to a Company Plan (including any voluntary correction submissions). All Company Plans comply with all applicable Law.
(b)    Each Company Plan has been administered in accordance with its terms and each of the Company, the Subsidiaries and (where applicable) the ERISA Affiliates has met its obligations with respect to each Company Plan and has timely made all required contributions thereto. Each Company Plan is in compliance with the provisions of all applicable Laws relating to each Company Plan (and its governing documentation), including (where relevant) ERISA and the Code, and the regulations thereunder. All filings and reports as to each Company Plan required to have been submitted to each relevant Governmental Entity, including the Internal Revenue Service or the DOL, have been timely submitted.
(c)    There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any Liability, and neither the Company nor any Subsidiary is aware of any issue which could reasonably be expected to give rise to any Liability in the future. No Company Plan is or within the last three calendar years has been the subject of, or has received notice that it is the subject of, examination by a Governmental Entity or a participant in a government sponsored amnesty, voluntary compliance or similar program.
(d)    All the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters or opinion letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter or opinion letter has been revoked and revocation has not been threatened, and no act or omission has occurred, that would adversely affect its qualification or increase its cost.
(e)    Neither the Company, any Subsidiary nor any ERISA Affiliate has ever maintained or contributed to an Employee Benefit Plan which was ever subject to Section 412 of the Code or Title IV of ERISA. At no time has the Company, any Subsidiary or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).
(f)    No Company Plan that is funded has assets that include securities issued by the Company, any Subsidiary or any ERISA Affiliate.
(g)    With respect to the Company Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations that have not been accounted for by reserves on the Financial Statements if required by applicable accounting standards.
(h)    All group health plans of the Company, any Subsidiary and any ERISA Affiliate comply in all respects with the requirements of all applicable Laws, including, to the extent applicable, COBRA, Code Section 5000, the Health Insurance Portability and Accountability Act and the Patient Protection and Affordable Care Act (“PPACA”). Neither the Company, any Subsidiary, nor any ERISA Affiliate has any Liability under or with respect to COBRA for its own actions or omissions, or those of any predecessor. No Company Plan provides health care continuation coverage beyond termination of employment, except to COBRA qualified beneficiaries at their own, and not at the Company’s, expense. No Person (or any beneficiary of such Person) is entitled to receive any welfare benefits, including death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than as applicable Law requires or as required by the terms of any Company Plan, and there have been no written or oral commitments inconsistent with the foregoing.

(i)    No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Buyer, the Company, any Subsidiary, any ERISA Affiliate, or any plan participant to (i) any fine, penalty, Tax or Liability of any kind imposed under any applicable Law, including ERISA or the Code, or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan, nor will the transactions contemplated by this Agreement give rise to any such Liability.
(j)    No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.
(k)    Each Company Plan is amendable and terminable unilaterally by the Company and any Subsidiary that is a party thereto or covered thereby at any time without Liability or expense to the Company, any Subsidiary or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or any Subsidiary from amending or terminating any such Company Plan, or in any way limit such action. The investment vehicles used to fund any Company Plan may be changed at any time without incurring a sales charge, surrender fee or other similar expense.
(l)    Section 3.22(l) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other Key Employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such stockholder, director, executive officer or Key Employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Subsidiary that may be subject to the Tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code without regard to Section 280G(b)(4); and (iii) agreement or plan binding the Company or any Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.
(m)    Each individual who has received compensation for the performance of services on behalf of the Company, any Subsidiary or the ERISA Affiliates has been properly classified as an employee or independent contractor in accordance with applicable Law.
(n)    Section 3.22(n) of the Disclosure Schedule sets forth the policy of the Company and each Subsidiary with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of the Closing Date.

(o)    Section 3.22(o) of the Disclosure Schedule sets forth all bonuses earned by the Company’s or any Subsidiary’s employees through the Closing Date that are expected to be accrued on the Closing Adjustment Statement but unpaid as of the Closing Date.
(p)    There are no loans or extensions of credit from the Company, any Subsidiary or any ERISA Affiliate to any employee of or independent contractor to the Company or any Subsidiary.
(q)    There is no plan or commitment, whether legally binding or not, to create any additional Company Plans or to modify any existing Company Plans with respect to employees of the Company or any Subsidiary.
(r)    There is no corporate-owned life insurance (COLI), split-dollar life insurance policy or any other life insurance policy on the life of any employee of the Company or any Subsidiary or on any Company Stockholder.
(s)    With respect each Company Plan, to the extent it provides benefits or compensation to a United States taxpayer: (i) if such Company Plan is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)), such Company Plan has been since January 1, 2005 in compliance with Code Section 409A and IRS Notice 2005-1 and has been in documentary compliance since January 1, 2009; (ii) if such Company Plan is a “nonqualified deferred compensation plan” that is grandfathered from the provisions of Section 409A of the Code, such Company Plan has not been materially modified (as determined under Notice 2005-1) after October 3, 2004; (iii) no event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83; and (iv) no stock option or equity unit option granted under any Company Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.
(t)    Each Company Plan that is subject to the Laws of any jurisdiction outside of the United States (i) has been maintained in accordance with its terms and with all applicable Laws, (ii) if intended to qualify for special Tax treatment, meets all requirements for such treatment, (iii) is fully funded (including with respect to benefits not vested) and (iv) if required to be registered, has been registered with the appropriate authorities and has been maintained in good standing with the appropriate regulatory authorities.
(u)    Except for the Pension Schemes, neither the Company nor any Subsidiary has any Liability in respect of a UK pension scheme (as defined by Section 150 of the United Kingdom Finance Act 2004) for or in respect of any past or present officer or employee of the Company or any Subsidiary (or any predecessor in business).
(v)    Except for a lump sum death benefit scheme that is fully insured, the benefits provided to individuals employed by the Company or any Subsidiary in the United Kingdom are money purchase benefits (as defined by Section 181 of the United Kingdom Pension Scheme Act 1993). Where any such individual transferred to the Company or any

Subsidiary (or a predecessor in business) upon the transfer of an undertaking to which the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 2006 applied, no Liability in respect of an occupational pension scheme transferred by virtue of those Regulations.
(w)    The Company and each Subsidiary has at all times complied with the United Kingdom statutory provisions relating to stakeholder pensions under the United Kingdom Welfare Reform and Pensions Act 1999 and Part 1 of the United Kingdom Pensions Act 2008 (Scheme Membership for Jobholders) and their associated Regulations.
(x)    Neither the Company, nor any Subsidiary is an employer of a UK occupational pension scheme, or connected or associated to any such employer (such terms being defined in Sections 38 to 50 of the United Kingdom Pensions Act 2004).
(y)    No Pension Scheme accepts, or has accepted, any contribution from a European employer, as defined for the purposes of Part 7 of the United Kingdom Pensions Act 2004.
3.23    Environmental Matters.
(a)    The Company and the Subsidiaries have complied with all applicable Environmental Laws. There is no pending or, to the Knowledge of the Company, threatened civil or criminal litigation, written notice of violation, administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary.
(b)    Neither the Company nor any Subsidiary has any Liabilities arising from the release or threatened release of any Materials of Environmental Concern into the environment.
(c)    Neither the Company nor any Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement between the Company or any Subsidiary and any Governmental Entity entered into in connection with any legal Liability arising under any Environmental Law.
(d)    Set forth in Section 3.23(d) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any Subsidiary (whether conducted by or on behalf of the Company, any Subsidiary or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party) which the Company has possession of or access to. A complete and accurate copy of each such document has been made available to the Buyer.
(e)    The Company has no Knowledge of any environmental Liability relating to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any Subsidiary.
3.24    Legal Compliance.

(a)    The Company and each Subsidiary is currently conducting, and has at all times since its inception conducted, its business in compliance with each applicable Law. Neither the Company nor any Subsidiary has received any notice or communication alleging noncompliance with any applicable Law.
(b)    Neither the Company nor any Subsidiary is or has at any time engaged in any activity, practice or conduct which would constitute an offense under the United Kingdom Bribery Act 2010.No Associated Person of the Company or of any Subsidiary has bribed another person (within the meaning given in Section 7(3) of the United Kingdom Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for the Company and/or any Subsidiary, and the Company and each Subsidiary has in place adequate procedures designed to prevent their respective Associated Persons from undertaking any such conduct. Neither the Company nor any Subsidiary nor any of their respective Associated Persons is or has been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Entity or any customer regarding any offense or alleged offense under the United Kingdom Bribery Act 2010, and no such investigation, inquiry or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings. Neither the Company nor any Subsidiary is ineligible to be awarded any contract or business under Section 23 of the United Kingdom Public Contracts Regulations 2006 or Section 26 of the United Kingdom Utilities Contracts Regulations 2006 (each as amended).
(c)    Neither the Company, any Subsidiary nor any officer, director, employee or agent thereof or any Company stockholder acting on behalf of the Company or any Subsidiary, has condoned any act or authorized, directed or participated in any act in violation of any provision of the United States and Foreign Corrupt Practices Act of 1977, or any comparable Law, as applied to such officer, director, employee, agent or Company stockholder.
(d)    No Person currently or previously employed or otherwise engaged (as a consultant, independent contractor or otherwise) by the Company or any Subsidiary has been, at any time so employed or otherwise engaged, debarred (including, for the avoidance of doubt, pursuant to a debarment issued prior to such employment or engagement that remains in effect at any time during such employment or engagement) pursuant to the provisions of the United States Federal Food, Drug and Cosmetic Act, any rule or regulation thereunder or any other comparable Law.
3.25    Customers and Suppliers. Section 3.25 of the Disclosure Schedule sets forth a list of (a) each customer of the Company or any Subsidiary during the last full fiscal year and the interim period through April 25, 2013 and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Company or any Subsidiary. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying materials, products or services or supplying materials, products or services, as applicable, to the Company or any Subsidiary. The Company and the Subsidiaries each have good relations with their customers. No unfilled customer order or commitment obligating the Company or any Subsidiary to process, manufacture, provide or deliver products or perform services will result in a loss to the Company or any Subsidiary upon completion of performance. No purchase order or commitment of the Company or any Subsidiary is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.
3.26    Permits. Section 3.26 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company or any Subsidiary. Such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their business as presently conducted or as proposed to be conducted. Each such Permit is in full force and effect; the Company or the applicable Subsidiary, as the case may be, is and has been in compliance with the terms of each such Permit; and, to the Knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.
3.27    Certain Business Relationships With Affiliates. No Affiliate of the Company, any Subsidiary or any Seller (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, (c) owes any money to, or is owed any money by, the Company or any Subsidiary, or (d) is a party to any contract or other arrangement (written or oral) with the Company or any Subsidiary. Section 3.27 of the Disclosure Schedule describes any transactions or relationships between the Company or any Subsidiary and any Affiliate thereof or any Seller that occurred or have existed since the beginning of the time period covered by the Financial Statements.
3.28    Brokers’ Fees. Neither the Company nor any Subsidiary has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
3.29    Books and Records. The minute books and other similar records of the Company and each Subsidiary contain complete and accurate records of all actions taken at any meetings of the Company’s or such Subsidiary’s equityholders, Board of Directors (or comparable management body) or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and each Subsidiary accurately reflect the assets, liabilities, business, financial condition and results of operations of the Company and the Subsidiaries and have been maintained in accordance with good business and bookkeeping practices. Section 3.29 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the Subsidiaries and the names of persons having signature authority with respect thereto or access thereto.
3.30    Data Protection.
(a)    The Company and each Subsidiary (to the extent applicable to it) has notified registrable particulars under the United Kingdom Data Protection Act 1998 of all personal data held by it and:

(i)    has renewed such notifications and has notified any changes occurring in between such notifications as required by the United Kingdom Data Protection Act 1998;
(ii)    has paid all fees payable in respect of such notifications;
(iii)    the contents of such notifications (copies of which are included in the Section 3.30(a)(iii) of Disclosure Schedule) are complete and accurate; and
(iv)    there has been no unauthorized disclosure of personal data outside the terms of such notifications.
(b)    Neither the Company nor any Subsidiary (to the extent it is restricted from doing so) has transferred any personal data outside the European Economic Area.
(c)    The Company and each Subsidiary (to the extent applicable to it) has:
(i)    complied in all respects with the United Kingdom Data Protection Act of 1984 and the United Kingdom Data Protection Act 1998 (including in relation to any manual data in respect of which the transitional exemptions under Schedule 8 of the United Kingdom Data Protection Act 1998 have now expired);
(ii)    satisfied any requests for access to personal data subject to Section 3.30(c)(i);
(iii)    established the procedures necessary to ensure continued compliance with the United Kingdom Data Protection Act 1984 and the United Kingdom Data Protection Act 1998; and
(iv)    complied with the requirements of the seventh principle of the United Kingdom Data Protection Act 1998 in respect of any processing of data carried out by a data processor on behalf of the Company or any Subsidiary, including by entering into a written contract with the data processor confirming that the data processor will only act on the instructions of the Company or the relevant Subsidiary, and requiring the data processor to comply with obligations relating to security measures equivalent to those imposed on the Company or the relevant Subsidiary by the seventh principle as mentioned above.
(d)    Neither the Company nor any Subsidiary has received any:
(i)    notice or complaint under the United Kingdom Data Protection Act 1998 alleging non-compliance with that Act (including any information or enforcement notice, or any transfer prohibition notice); or
(ii)    claim for compensation for loss or unauthorized disclosure of data; or

(iii)    notification of an application for rectification or erasure of personal data;
and there are no circumstances which may give rise to the giving of any such notice or the making of any such notification.
(e)    The Company and each Subsidiary (to the extent applicable to it) has complied with its obligations under the United Kingdom Privacy and Electronic Communications (EC Directive) Regulations 2003 in respect of the use of electronic communications (including e-mail, text messaging, fax machines, automated calling systems and non-automated telephone calls) for direct marketing purposes.
3.31    Prepayments, Prebilled Invoices and Deposits.
(a)    Section 3.31(a) of the Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits that have been received by the Company and the Subsidiaries from customers for products to be shipped, or services to be performed, after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party and contract credited, (B) the date received or invoiced, (C) the products and/or services to be delivered and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are properly accrued for on the Most Recent Balance Sheet in accordance with UK GAAP applied on a consistent basis with the past practice of the Company and the Subsidiaries.
(b)    Section 3.31(b) of the Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits that have been made or paid by the Company and the Subsidiaries for products to be purchased, services to be performed or other benefits to be received after the Closing Date and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party to whom such prepayment, prebilled invoice or deposit was made or paid, (B) the date made or paid, (C) the products and/or services to be delivered and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are properly accrued for on the Most Recent Balance Sheet in accordance with UK GAAP applied on a consistent basis with the past practice of the Company and the Subsidiaries.
3.32    Customer Offerings. The Customer Offerings substantially conform to the functional description in the Documentation for such Customer Offerings under normal use and service in accordance with the applicable Documentation.
3.33    Disclosure. No representation or warranty by the Sellers contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company or the Sellers pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.
3.34    No Further Representations; Projections.

(a)    EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE II AND THIS ARTICLE III, NEITHER THE COMPANY NOR ANY SELLER MAKES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY IN RESPECT OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
(b)    In connection with the Buyer’s investigation of the Company, the Buyer has received certain projections, including projected statements of revenues and income from operations of the Company and certain business plan information. The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer is familiar with such uncertainties and that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, the Company and the Sellers make no representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts.
(c)    Notwithstanding anything to the contrary, nothing in this Section 3.34 or elsewhere in this Agreement shall limit any right or remedy that may be available in respect of any claim based on fraud or Knowing Misrepresentation.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to the Sellers that the statements contained in this Article IV are true and correct:
4.1    Organization and Corporate Power. The Buyer is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. The Buyer has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer is an indirect wholly-owned subsidiary of the Buyer Parent.
4.2    Authorization of Transaction. The Buyer has all requisite power and authority (corporate and other) to execute and deliver this Agreement, the Escrow Agreement and the other agreements contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement, the Escrow Agreement and the other agreements contemplated hereby and thereby, and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement and all other agreements contemplated hereby (other than the Escrow Agreement) have been, and the Escrow Agreement when executed and delivered by the Buyer will be, duly and validly executed and delivered by the Buyer and constitute valid and binding obligations of the Buyer, enforceable against it in accordance with its terms, except as to enforceability which may be limited by bankruptcy, insolvency reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally, or equitable principles.
4.3    Noncontravention. Neither the execution and delivery by the Buyer of this Agreement, the Escrow Agreement or any other agreement contemplated hereby or thereby, nor the performance by the Buyer of its obligations hereunder or thereunder, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws (or comparable organizational documents) of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the imposition or acceleration of any obligation under, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other agreement to which the Buyer is a party or by which it is bound or to which any of its assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.
4.4    Broker’s Fees. The Buyer has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
4.5    Disclosure. No representation or warranty by the Buyer contained in this Agreement or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Buyer pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.
4.6    No Further Representations.
(a)    EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, THE BUYER MAKES NO REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY IN RESPECT OF THE BUYER OR ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
(b)    Notwithstanding anything to the contrary, nothing in this Section 4.6 or elsewhere in this Agreement shall limit any right or remedy that may be available in respect of any claim based on fraud or Knowing Misrepresentation.
ARTICLE V
COVENANTS
5.1    Cooperation in Litigation. In the event that a claim is asserted against the Buyer or any of its Affiliates (including the Company and the Subsidiaries) with respect to the Company or any Subsidiary, any business conducted by the Company or any Subsidiary, or any of the transactions contemplated hereby, each Seller shall cooperate with Buyer in the defense of such claim. Each Seller shall reasonably consult with the Buyer regarding the defense of any proceedings or litigation against any Seller relating to any of the transactions contemplated hereby.
5.2    Transition Assistance. Without payment of any further consideration, other than the consideration expressly set forth in this Agreement, each Seller shall provide to Buyer and its Affiliates such assistance as Buyer shall reasonably request in order to effect the transition of the business of the Company and the Subsidiaries to the Buyer.
5.3    Tax Matters. Subject always to Section 6.1, this Section 5.3 shall control the allocation and responsibility as between the Parties for the Tax matters described below.
(a)    Subject to the provisions of this Section 5.3, the Buyer will have exclusive conduct of all Taxation affairs of the Company and the Subsidiaries after the Closing.
(b)    The Buyer will procure that the Company keeps the Representative reasonably informed of the conduct of its Taxation affairs in respect of any Pre-Closing Tax Period and any Straddle Period.
(c)    The Buyer will cause to be prepared and timely filed all Tax Returns of the Company and any Subsidiaries for a Pre-Closing Tax Period that are required to be filed after the Closing Date, including Tax Returns for any Straddle Period that are filed after the Closing Date (the “Buyer Prepared Tax Returns”). All Buyer Prepared Tax Returns shall be filed in a manner consistent in all material respects with the prior practice of the Company and the Subsidiaries, as applicable, except to the extent the Buyer makes a good faith determination that a position or other method of reporting in such Tax Return is not reasonably likely to be sustained upon audit or is inconsistent with the requirements of Law. At least twenty (20) Business Days prior to the due date (including any applicable extensions) of each Buyer Prepared Tax Return, the Buyer shall cause to be delivered to the Representative a draft copy of such Tax Return, in the case of a Pre-Closing Tax Period, and, in the case of a Straddle Period, a pro forma return for the portion of the period ending on the Closing Date for the Representative’s review and comment. At least ten (10) Business Days prior to the due date of each Buyer Prepared Tax Return, the Representative shall deliver to the Buyer its comments, if any, in writing relating to such Buyer Prepared Tax Return. The Buyer shall consider in good faith the Representative’s comments to such Buyer Prepared Tax Returns. The Buyer shall promptly provide the Representative copies of all filed Buyer Prepared Tax Returns for Pre-Closing Tax Periods and, in the case of a Straddle Period, a pro forma return for the portion of the period ending on the Closing Date. At least five (5) Business Days prior to the due date of each payment (including whether the payment is for an estimated amount of tax or an instalment or otherwise) with respect to either the Pre-Closing Tax Periods or the Pre-Closing Portion of the Straddle Period or relating to a Buyer Prepared Tax Return, the Sellers shall pay to the Buyer the amount of Taxes due with respect to the Pre-Closing Tax Periods (whether or not a Buyer Prepared Tax Return is filed) or relating to such Buyer Prepared Tax Return for a Pre-Closing Tax Period and the amount of Taxes due with respect to either the Pre-Closing Portion of a Straddle Period (whether or not a Buyer Prepared Tax Return is filed) or relating to such Buyer Prepared Tax Return for a Straddle Period to the extent allocated to the Pre-Closing Portion pursuant to Section 5.3(d), except to the extent such

Taxes (i) were taken into account in determining the Final Closing Adjustment, (ii) are not Indemnified Taxes, (iii) are Excluded Taxes or (iv) are Taxes arising from transfer pricing adjustments for the fiscal years ending June 30, 2010, June 30, 2011 and/or June 30, 2012 and for which funds have been set aside in the Transfer Pricing Escrow Account. In the case of any payments due from the Sellers pursuant to this Section 5.3(c) and for which the Representative has not received a Buyer Prepared Tax Return or pro forma tax return, the Buyer shall, if requested by the Representative in writing, provide the Representative with reasonable documentation supporting the determination of the payment. Any payments made by the Sellers pursuant to this Section shall be treated as adjustments to the Purchase Price for Tax purposes.
(d)    Save for those Indirect Taxes and Indian Indirect Taxes and Indian Taxes generally allocated to the Seller or the Buyer under Section 5.3(m) or Section 5.3(n) as applicable, in the case of any taxable period that includes but does not end on the Closing Date (a “Straddle Period”), (i) the amount of any Taxes that are based on or measured by income, profits, gains or receipts or relate to any sales or use Tax or employment taxes (including social security and national insurance) or stamp taxes or stamp duty reserve tax or United Kingdom inheritance tax or any Taxes required to be withheld or deducted from payments, will be allocated between the Pre-Closing Portion and Post-Closing Portion of the Straddle Period determined based on an interim closing of the books as of the end of the Closing Date (and for the purposes of corporation tax of the Company and any United Kingdom Subsidiary determined based on an interim closing of the books shall mean determined based on the end of the Closing Date being deemed to be the end of an accounting period), and (ii) the amount of any other Taxes such as the amount of any business rates related to UK real estate or similar real estate taxes in other countries, will be deemed to be the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Portion of the Straddle Period and the denominator of which is the number of days in such Straddle Period. Tax deductions arising from the payment of any Closing Adjustment Items shall be allocated to a Pre-Closing Tax Period or the Pre-Closing Portion of a Straddle Period, as applicable, unless otherwise required by applicable Law. Transactions, including any election under Section 338 of the Code or any election filed pursuant to IRS Form 8832, that occur on the Closing Date but after the Closing and that are not incurred in the Ordinary Course of Business of the Company or its Subsidiaries shall be allocated to the period that commences on the day following the Closing Date.
(e)    The Buyer shall pay to the Representative any refunds of Taxes of the Company or any Subsidiaries that relate or are attributable to a Pre-Closing Tax Period, other than any refunds that relate or are attributable to any carryback of net operating losses, capital losses or other Tax attributes relating to a taxable period or portion thereof beginning after the Closing and refunds that are taken into account in the Final Closing Adjustment. The Buyer shall use commercially reasonable efforts to pursue any claims for refund of the Company or any Subsidiary pending as of the Closing, all of which are listed in Section 5.3(e) of the Disclosure Schedule. The Buyer shall pay any refund described in this Section, net of any reasonable costs incurred by the Buyer in obtaining such refund, to the Representative within ten (10) Business Days of the actual receipt of the refund.

(f)    The Parties will provide each other upon request with such assistance as may reasonably be required, including the provision of such information as may be known or available to the Parties, in order to assist the Parties with the preparation of any Tax return or other Tax compliance matter in respect to events occurring, or any Tax period (or portion thereof) ending, on or before, or that includes the Closing Date. Such cooperation shall include the provision by the Buyer or the Company, at the request of a Seller, of information reasonably required by a Seller for the purpose of complying with U.S. information reporting requirements. Any assistance or cooperation provided pursuant to this Section 5.3(f) shall be at the sole cost and expense of the requesting Party.
(g)    Notwithstanding any provision herein to the contrary the provisions of this Section will apply to any Tax Claim. With respect to any Pre-Closing Tax Period or Straddle Period, each Party will provide all other Parties with prompt notice of any audit, any other proceeding relating to Taxes, or any other matter for which indemnification for Taxes may be sought under this Agreement or payment may be sought or a right of set off may be exercised under Section 5.3 of this Agreement (each such inquiry, audit, Proceeding or matter, a “Tax Claim”). No delay or failure to give written notice of a Tax Claim by a Party shall adversely affect any of the rights or remedies that such Party has under this Agreement or alter or release any obligation to indemnify the indemnified Party, except to the extent, and only to the extent, that such delay or failure has materially prejudiced the indemnifying Party. The Buyer or the Company shall deliver to the Representative, as promptly as possible but in no event later than ten (10) days after receipt thereof, copies of all notices and documents (including court papers) received by Buyer or the Company with respect to any Tax Claim. Notwithstanding anything to the contrary in this Agreement, in the case of any Tax Claim relating to any Pre-Closing Tax Period or Straddle Period that, if determined adversely to the Company or any Subsidiary, would be grounds for a claim for indemnity pursuant to Article VI, the Buyer shall have the right to control the conduct of such Tax Claim and shall have the right to settle such Tax Claim; provided, however, that the Buyer shall keep the Representative reasonably informed of the commencement, status, and nature of such Tax Claim, provide the Representative an opportunity to discuss the Tax Claim with the Buyer, and consider in good faith any comments of the Representative with respect to the Tax Claim. In addition, the Buyer will contest such Tax Claim in good faith and use commercially reasonable efforts to reduce or eliminate any amounts payable pursuant to any such Tax Claim.
(h)    None of the Buyer, the Company, or any of their Affiliates will amend, or cause to be amended, any Buyer Prepared Tax Return or any other Tax Return filed with respect to any Pre-Closing Tax Period or Straddle Period without the prior written consent of the Representative (which such consent shall not be unreasonably withheld, conditioned or delayed) except to the extent required by Law. None of the Buyer, the Buyer Parent, or any of their Affiliates will (i) make or allow to be made any election under Section 338 of the Code (or any similar election under any applicable Law) without the prior written consent of the Representative or (ii) take any action on or after the Closing that Buyer knows or would reasonably be expected to know would increase the indemnity obligations of the Sellers for Taxes pursuant to Article VI without the prior written consent of the Representative unless otherwise required by Law; provided, however, that clause (ii) shall not apply with respect to either any indemnity obligations of the Sellers for Taxes relating to transfer pricing or prevent the Buyer, Company or any Subsidiary or any employer entity (current or former) of any Individual Seller seeking guidance or clarification from any Governmental Entity as to the proper taxation treatment of all or any part of the Aggregate Consideration (including the Earn-Out Consideration).
(i)    The Sellers jointly and severally irrevocably agree to:
(i)    pay to the Buyer, the Company or any relevant Subsidiary or any other employer (or former employer(s)) of any Seller (in each case a “Recipient Party”) the amount of any Company Shares Tax Liability; and
(ii)    enter into arrangements to the satisfaction of the Buyer, the Company, or any relevant Subsidiary, any Seller’s employer (or former employer(s)) as the Buyer considers appropriate for the satisfaction and/or minimization of any Company Shares Tax Liability, save to the extent that such Company Shares Tax Liability is deducted at source from any payment under this Agreement.
(j)    The Buyer has the right to deduct and/or withhold from and/or set off against all or any part of the Earn Out Consideration otherwise payable to any of the Sellers:-
(i)    any liability under United Kingdom Law to PAYE income Tax and primary class 1 (employee) national insurance contributions and any similar liability under the Laws of any other jurisdiction to deduct and/or withhold and/or account to any Governmental Entity for amounts in respect of Tax, income tax or social security contribution in any jurisdiction that the Buyer, the Company or any Subsidiary or any other employer (or former employer(s)) of any Seller is liable to account for as a result of any Taxable Event; and
(ii)    any secondary class 1 (employer) national insurance contributions in the United Kingdom (or any similar liability for social security contribution in any jurisdiction) that the Buyer, Company or any Subsidiary or any other employer (or former employer(s) of any Seller) is liable to pay as a result of any Taxable Event; and
(iii)    any interest and penalties that the Buyer, the Company or any Subsidiary or any other employer (or former employer(s)) of any Seller is liable to account for in respect of liabilities mentioned in (i) or (ii) above together with any costs reasonably and properly incurred by the Buyer, the Company or the relevant Subsidiary or the relevant employer (or former employer(s)) of any Seller in connection with such liabilities, except to the extent that interest or penalties result from a failure on the part of the Buyer or the Company to discharge any liability within a reasonable time after the Sellers (or any of them) have made any payment to the Buyer in respect of that liability;
save to the extent such sums have been either paid to the Buyer pursuant to Section 5.3(i) or Section 6.1(a) of this Agreement or such sums have been deducted at source from any payment under this Agreement.

(k)    The Buyer shall not initiate (save as required by Law), or respond to, communications with a Governmental Entity where the Buyer knew or ought reasonably to have known such communications relate to a Company Shares Tax Liability without first providing the Representative with a reasonable opportunity to comment. Nothing in this Agreement shall prevent the Buyer, the Company or the relevant Subsidiary or the relevant employer (or former employer(s)) of any Seller seeking guidance or clarification from any Governmental Entity as to the proper taxation treatment of all or any part of the Aggregate Consideration (including the Earn-Out Consideration).
(l)    All sums payable by the Sellers pursuant to Section 5.3(i) shall be paid in cleared and immediate available funds no later than five Business Days before the date on which the Company Shares Tax Liability in question becomes due and payable (or five Business Days after the date on which the Buyer serves notice on the Sellers requesting payment, if later) free and clear of all deductions or withholdings whatsoever unless the deduction or withholding is required by Law. If any deduction or withholding is required by Law to be made from any of the sums payable by the Sellers pursuant to Section 5.3(i), the Sellers shall pay such sum as will, after the deduction or withholding has been made, leave the Recipient Party (as defined in Section 5.3(i) above) with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding. If the Recipient Party incurs a Taxation liability which results from, or is calculated by reference to, any sum paid under Section 5.3(i), the amount so payable shall be increased by such amount as will ensure that, after payment of the Taxation liability, the Recipient Party is left with a net sum equal to the sum it would have received had no such Taxation liability arisen.
(m)    The Sellers shall be responsible for payment of 100% of all Indirect Taxes arising out of the conveyance of the Company Shares to the Entity Seller. The Sellers shall be responsible for 100% of any Indian Indirect Taxes and Indian Taxes generally arising out of the conveyance of the Company Shares to the Entity Seller or out of the conveyance of the Company Shares to the Buyer or otherwise as a result of or related to the transactions contemplated by this Agreement to the extent such Indian Indirect Taxes and such Indian Taxes generally exceed $137,000.
(n)    The Buyer shall be responsible for payment of 100% of all Indirect Taxes arising out of the conveyance of the Company Shares to the Buyer other than as provided in Section 5.3(m). The Parties shall cooperate with each other in connection with the filing of any Tax Returns relating to Indirect Taxes, including joining in the execution of any such Tax Return or other documentation where necessary.
5.4    Expenses. Except as otherwise expressly provided herein, the Buyer will pay all costs, fees and expenses (including legal and accounting costs, fees and expenses) incurred by it in connection with the transactions contemplated hereby and the Company Transaction Expenses and all costs, fees and expenses (including legal and accounting costs, fees and expenses) incurred by any Seller shall be paid by the Sellers.
5.5    Heron Market Access Limited Name Change. No later than two (2) Business Days following the Closing Date, the Sellers shall (a) take all action necessary to change the name of HMA to a name that does not include “Heron” or any name intended or likely to be confused or associated with any name used by the Company or any Subsidiary on or prior to the Closing Date and (b) register such name change with all applicable Governmental Entities as necessary or appropriate.
5.6    Data Room Contents. No later than five (5) Business Days following the Closing Date, the Sellers shall deliver to the Buyer a compact disc containing complete and accurate copies of all documents included in the Data Room.
5.7    Company Employees and Company Employee Plans. Following the Closing and for six (6) months thereafter, the Buyer shall, or shall cause the Company to, subject to requirements of Law, provide the employees of the Company who remain employed immediately after the Closing Date, including each such employee who is on an approved leave of absence on the Closing Date (the “Continuing Employees”), provided such Continuing Employees remain employed by the Buyer or the Company during such six (6) month period, employee benefits that are substantially similar to those provided to the Continuing Employees before the Closing.  Notwithstanding the foregoing, following the Closing Date, the Buyer shall, or shall cause the Company to, use commercially reasonable efforts to cause each Continuing Employee to receive service credit after the Closing Date for their employment with the Company prior to the Closing Date for purposes of (i) eligibility to participate and vesting (but not benefit accrual or amount) with respect to such Buyer or Company employee benefit plans and (ii) accrual towards vacation leave and other paid time off, except, in each case, where receiving such service credit would result in a duplication of benefits.  Subject to the approval of any insurance carrier or third party provider, the Buyer shall use commercially reasonable efforts to waive all limitations as to preexisting conditions exclusions (or actively at work or similar limitations), evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any health and welfare plan sponsored by the Buyer or the Company that such Continuing Employees may be eligible to participate in after the Closing Date in accordance with this Section 5.7. Notwithstanding anything to the contrary, the provisions of this Section 5.7 are not intended to, and do not, create any rights or obligations to or for the benefit of anyone other than the Buyer and the Company. Nothing in this Section 5.7 shall constitute an amendment of any employee benefit plan.
5.8    Key Employee Retention Plan. Within five (5) Business Days following the Closing, the Buyer shall, or shall cause the Company to, establish a management retention pool of $1,800,000 and enter into retention bonus documents with Key Employees other than the Sellers with respect to such management retention pool on the terms set forth on Schedule 5.8.
5.9    Equity Interest in HHPL. Paul Howard acknowledges and agrees that any equity interest he holds in HHPL as of the date hereof is held as the nominee, and for the benefit, of the Company, and that he shall exercise any right associated with any such interest solely for the benefit of, and as directed by, the Buyer. Upon the Buyer’s request, for no additional consideration, Paul Howard shall execute such documents, and take such other actions, as may be required to transfer any such interest to a transferee designated by the Buyer.

5.10    Further Assurances. From time to time after the Closing Date, upon request of any Party, each Party shall execute, acknowledge and deliver all such other instruments and documents and shall take all such other actions required to consummate and make effective the transactions contemplated by this Agreement and the other agreements and instruments delivered pursuant to this Agreement (including by executing, acknowledging and delivering any instrument or document contemplated to be delivered at the Closing pursuant to Section 1.4 not so delivered); provided that the Buyer shall not be required to pay any further consideration or amounts therefor.
ARTICLE VI
INDEMNIFICATION
6.1    Indemnification.
(a)    Indemnification by the Sellers. The Sellers shall, jointly and severally (except as otherwise provided in Sections 6.1(a)(i), 6.1(a)(iii) and 6.1(a)(v) below), indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Company, the Buyer or any Affiliate thereof resulting from, relating to or constituting:
(i)    any breach or inaccuracy of any representation or warranty of any Seller contained in Article II of this Agreement or any other agreement or instrument furnished by such Seller to the Buyer pursuant to this Agreement (with respect to which the Sellers’ indemnification obligation shall be several and not joint; provided, however, that, subject to Section 6.4(h), all Sellers shall be jointly and severally liable for any such breach by the Entity Seller);
(ii)    any breach or inaccuracy of any representation or warranty of any Seller contained in Article III of this Agreement or any breach or inaccuracy of any representation or warranty of the Company contained in any other agreement or instrument furnished at the Closing by the Company to the Buyer pursuant to this Agreement except to the extent that the claim relates to Excluded Taxes;
(iii)    any failure to perform any covenant or agreement of any Seller contained in this Agreement or any other agreement or instrument furnished by such Seller to the Buyer pursuant to this Agreement (with respect to which the Sellers’ indemnification obligation shall be several and not joint (save in respect of Section 5.3(i) where the Sellers’ obligations are joint and several); provided, however, that, subject to Section 6.4(h), all Sellers shall be jointly and severally liable for any such failure by the Entity Seller);
(iv)    any failure to perform any covenant or agreement of the Company to be performed at the Closing contained in this Agreement or any other agreement or instrument furnished by the Company to the Buyer pursuant to this Agreement;
(v)    any failure of any Seller to transfer with full title guarantee the Company Shares issued in the name of such Seller and identified in Section 3.2 of the Disclosure Schedule against that Seller’s name, free and clear of all Security Interests, other than restrictions on transfer arising under applicable securities Laws (with respect to which the Sellers’ indemnification obligation shall be several and not joint; provided, however, that, subject to Section 6.4(h), all Sellers shall be jointly and severally liable for any such failure by the Entity Seller);
(vi)    any claim by a stockholder or former stockholder (or holder of any other equity securities) of the Company or any Subsidiary, or any other Person, seeking to assert, or based upon: (A) the ownership or rights to ownership of any shares of stock (or other equity securities) of the Company or any Subsidiary; (B) any rights of a stockholder (or holder of any other equity securities) (other than the right to receive any of the Purchase Price, if any, to which such Person is entitled pursuant to this Agreement), including any option, preemptive rights or rights to notice or to vote; (C) any rights under the charter or By-laws (or other organizational documents) of the Company or any Subsidiary; or (D) any claim that his, her or its shares were wrongfully repurchased by the Company or any Subsidiary;
(vii)    except to the extent actually deducted in the calculation of the Adjusted Purchase Price, (A) any Company Transaction Expenses, (B) any Employee Amounts or (C) any Other Liabilities outstanding at the Closing;
(viii)    any Indemnified Taxes other than Excluded Taxes;
(ix)    any loss or non-availability of any Accounts Relief (except where the loss or non-availability arises as a result of (i) any withdrawal or change in law, regulation, or directive, or the published practice or published interpretation of any Governmental Entity, in each case occurring after the Closing Date, having retrospective effect and which was not announced before Closing, (ii) any change after the Closing Date to any accounting policies used by the Company on or before Closing (including a change to the accounting reference date of the Company or a Subsidiary) save where such change is made in order to comply with this Agreement or with legislation or generally accepted accounting principles, (iii) a voluntary transaction, action or omission, not being the making of any appropriate provision for Tax in the accounts of the Company or any Subsidiary or the making of any return or other provisions of information to any Governmental Entity as may be required, carried out or effected by the Company at any time after the Closing or the Buyer (or any person deriving title from it), or any other member of the Buyer’s Tax Group or where the loss or nonavailability arises after the end of the statutory limitation period in the relevant jurisdiction), in which case the amount of the Damages to be indemnified by the Sellers shall be regarded as the value attributed to the Accounts Relief in the Final Closing Adjustment Statement which is lost or which proves to be non-available;
(x)    any liability for inheritance Tax payable in the United Kingdom which is a liability of the Company or any Subsidiary and arises as a result of a transfer of value occurring or being deemed to occur on or before the Closing (whether or not in conjunction with the death of any Person whensoever occurring); or has given rise at the Closing to a charge on any of the Company Shares or assets of the Company or any Subsidiary; or gives rise after the Closing to a charge on any of the Company Shares or assets of the Company or any Subsidiary as a result of the death of any Person within seven years of a transfer of value which occurred before the Closing; and in determining whether a charge on the shares in or assets of the Company or any Subsidiary arises at any time or whether there is a liability for inheritance Tax, the fact that any Tax may be paid in installments shall be disregarded and such Tax shall be treated for the purposes of this Section 6.1(a)(x) as becoming due or to have become due and a charge as arising or having arisen on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises; and the provisions of Section 213 of United Kingdom Inheritance Act 1984 (refund by installments) shall be deemed not to apply to any liability for inheritance Tax referred to in this Section 6.1(a)(x);
(xi)    any claim for fraud or a Knowing Misrepresentation committed by any Seller or the Company arising in connection with the transactions contemplated by this Agreement;
(xii)    any Litigation Matter;
(xiii)    any claim associated with the matters described in Section 3.9 of the Disclosure Schedule;
(xiv)    any claim associated with any statement made by or on behalf of the Company or any Subsidiary to the effect that the continuous service start date of any employee of the Company or any Subsidiary is the end of such employee’s probationary period or any other date other than the date on which such employee’s employment with the Company or such Subsidiary commenced;
(xv)    any (A) business, activity or operation engaged in by HMA or (B) transaction, agreement, arrangement, understanding, association or relationship between the Company or any Subsidiary, on the one hand, and HMA, on the other hand (including any act or omission related to any separation of HMA from the Company and the Subsidiaries);
(xvi)    any claim asserted by or on behalf of any employee of the Company or any Subsidiary that the execution and delivery by the Company or the Sellers of this Agreement or any other agreement contemplated hereby, or the performance by the Company or the Sellers of their respective obligations hereunder or thereunder, requires on the part of the Company or any Subsidiary any notice to or filing with, or any permit, authorization, consent or approval of, any employee of the Company or any Subsidiary;
(xvii)    any actual or alleged failure to comply with any applicable Law in connection with the issue of any security by HHPL or the sale, transfer or other disposition of any security issued by HHPL, including any remedial or corrective action taken in connection therewith;
(xviii)    any claim or Liability relating to or associated with the creation of the Entity Seller, the issue or creation of shares of other membership interests in the Entity Seller, the transfer of certain interests of the other Sellers to such entity, the ownership of any Company Shares or any interest in Company Shares by such entity, the sale or transfer of any Company Share or any interest in Company Shares by such entity to the Buyer and/or the payment of amounts under this Agreement to such entity rather than the other Sellers, including all or any part of the Aggregate Consideration (including the Earn-Out Consideration) and/or any participation, directly or indirectly, by any member of the Entity Seller in any part of the Aggregate Consideration (including Earn-Out Consideration), including where such participation arises by virtue of that member’s entitlement to share in profits or in any distribution of profits of the Entity Seller, including any claim for Taxes whenever arising in connection with or arising from the same save to the extent that an amount in respect of such Liability or claim is deducted or withheld at source from any payment under this Agreement or set off pursuant to Section 5.3(j);
(xix)    any failure of the Company Intellectual Property to constitute all Intellectual Property necessary (A) to Exploit the Customer Offerings in the manner so done currently by the Company and the Subsidiaries, (B) to Exploit the Internal Systems as they are currently used by the Company and the Subsidiaries or (C) otherwise to conduct the Company’s business in the manner currently conducted by the Company and the Subsidiaries; or
(xx)    any claim asserted by or on behalf of any former employee of the Company or any Subsidiary (including claims by or on behalf of Michael Herepath, Suki Kandola, Anthony Ajose, Andrew Nicol, Judith Balvanyos, Clare Jamookeeah and/or Eilish McCann) in connection with their employment with the Company or any Subsidiary or in connection with the termination thereof.
(b)    Indemnification by the Buyer. The Buyer shall indemnify each of the Sellers in respect of, and hold each of the Sellers harmless against, any and all Damages incurred or suffered by such Seller or any Affiliate thereof resulting from, relating to or constituting:
(i)    any breach or inaccuracy of any representation or warranty of the Buyer contained in Article IV of this Agreement or any other agreement or instrument furnished by the Buyer to such Seller pursuant to this Agreement;
(ii)    any failure to perform any covenant or agreement of the Buyer contained in this Agreement or any other agreement or instrument furnished by the Buyer to such Seller pursuant to this Agreement; or
(iii)    any failure to perform any covenant or agreement of the Company contained in Section 5.3 to be performed by the Company after the Closing.
6.2    Indemnification Claims.
(a)    Any Indemnitee that receives notice of any Third Party Action shall give written notification to the Indemnifying Party of the commencement of such Third Party Action. Such notification shall be given within twenty (20) calendar days after receipt by the Indemnitee of notice of such Third Party Action, and shall describe in reasonable detail (to the extent then known by the Indemnitee) the facts constituting the basis for such Third Party Action and the amount of the claimed damages. No delay or failure on the part of the Indemnitee in so notifying the Indemnifying Party shall relieve such Indemnifying Party of any Liability hereunder except to the extent of any Liability caused by or arising out of such delay or failure. Within twenty (20) calendar days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnitee, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnitee; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnitee on behalf of all Indemnifying Parties that any damages, fines, costs or other Liabilities that may be assessed against the Indemnitee in connection with such Third Party Action constitute Damages for which the Indemnitee shall be indemnified pursuant to this Article VI, (B) the ad damnum in such Third Party Action, taken together with the estimated costs of defense thereof and the Claimed Amount with respect to any unresolved claims for indemnification then pending, is less than or equal to the current balance of the Escrow Fund (if the Indemnifying Party is any Seller) or the amount of Damages for which the Buyer is potentially liable under this Article VI in connection with such Third Party action (if the Indemnifying Party is the Buyer), and (C) only if the Buyer is the Indemnitee, an adverse resolution of the Third Party Action would not have a material adverse effect on the goodwill or reputation of the Indemnitee or the business, operations or future conduct of the Indemnitee and (ii) the Indemnifying Party may not assume control of the defense of any Third Party Action involving Taxes or criminal Liability or in which equitable relief is sought against the Indemnitee or any of its subsidiaries or Affiliates. The Indemnitee is hereby authorized (but not obligated) prior to and during the twenty (20) calendar day period referred to in the preceding sentence to file any motion, answer or other pleading and to take any other action which the Indemnitee shall deem necessary or appropriate to protect its interests. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnitee shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action as reasonably requested by the Controlling Party. The fees and expenses of counsel to the Indemnitee with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnitee controls the defense of such Third Party Action pursuant to the terms of this Section 6.2(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnitee reasonably concludes that the Indemnifying Party and the Indemnitee have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnitee; provided that the consent of the Indemnitee shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete and unconditional release of the Indemnitee and its Affiliates from further Liability, involves no admission of wrongdoing by the Indemnitee or any of its Affiliates, excludes any injunctive or non-monetary relief applicable to the Indemnitee or any of its Affiliates and has no other adverse effect on the Indemnitee or any of its Affiliates.

(b)    In order to seek indemnification under this Article VI, the Indemnitee shall deliver a Claim Notice to the Indemnifying Party.
(c)    Within twenty (20) calendar days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnitee a Response, in which the Indemnifying Party shall: (i) agree that the Indemnitee is entitled to receive all of the Claimed Amount (in which case, (A) if the Indemnifying Party is any Seller, the Response shall be accompanied, as applicable, by a letter from the Representative instructing the Escrow Agent to disburse to the Buyer from the Escrow Fund an amount in cash equal to the Claimed Amount and/or payment by the applicable Seller(s) in cash equal to the Claimed Amount by wire transfer of immediately available funds, or (B) if the Indemnifying Party is the Buyer, the Response shall be accompanied by payment by the Buyer in cash equal to the Claimed Amount by wire transfer of immediately available funds), (ii) agree that the Indemnitee is entitled to receive the Agreed Amount (in which case, (A) if the Indemnifying Party is any Seller, the Response shall be accompanied, as applicable, by a letter from the Representative instructing the Escrow Agent to disburse to the Buyer from the Escrow Fund an amount in cash equal to the Agreed Amount and/or payment by the applicable Seller(s) in cash equal to the Agreed Amount by wire transfer of immediately available funds, or (B) if the Indemnifying Party is the Buyer, the Response shall be accompanied by payment by the Buyer in cash equal to the Agreed Amount by wire transfer of immediately available funds) or (iii) dispute that the Indemnitee is entitled to receive any of the Claimed Amount. The Indemnifying Party may contest the payment of all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which the Indemnitee is entitled to indemnification under this Article VI. If no Response is delivered by the Indemnifying Party within such twenty (20) calendar day period, the Indemnifying Party shall be deemed to have agreed that all of the Claimed Amount is owed to the Indemnitee. Acceptance by the Indemnitee of partial payment of any Claimed Amount shall be without prejudice to the Indemnitee’s right to claim the balance of any such Claimed Amount.
(d)    During the thirty (30) calendar day period following the delivery of a Response that reflects a Dispute, the Representative and the Buyer shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such thirty (30) calendar day period, the Representative and the Buyer shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Representative and the Buyer agree in writing to submit the Dispute to such arbitration, then the provisions of Section 6.2(e) shall become effective with respect to such Dispute. The provisions of this Section 6.2(d) shall not obligate the Representative and the Buyer to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Representative and the Buyer to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in the Commonwealth of Massachusetts, in accordance with Section 9.11. If the Buyer is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Representative and the Buyer shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Fund shall be distributed to the Buyer (which notice shall be consistent with the terms of the resolution of the Dispute).
(e)    If, as set forth in Section 6.2(d), the Buyer and the Representative agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Rules in effect from time to time and the following provisions:
(i)    In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling;
(ii)    Either party shall commence the arbitration by filing a written submission with the Boston, Massachusetts office of the AAA in accordance with Commercial Rule 5 (or any successor provision);
(iii)    All depositions or other discovery shall be conducted pursuant to the applicable U.S. federal rules relating to discovery;
(iv)    Not later than thirty (30) calendar days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 9.11);
(v)    The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 6.2(e), or (y) address or resolve any issue not submitted by the parties; and
(vi)    In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Buyer and the Sellers.
(f)    Notwithstanding the other provisions of this Section 6.2, if a third party asserts (other than by means of a lawsuit) that the Buyer or any of its Affiliates is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which the Buyer may be entitled to indemnification pursuant to this Article VI, and the Buyer reasonably determines that it or its Affiliate has a valid business reason to fulfill such obligation, then (i) the Buyer shall be entitled to satisfy such obligation, without prior notice to or consent from the Representative or the Sellers, (ii) the Buyer may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) the Buyer shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Representative, on behalf of the Sellers, to dispute the Buyer’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).
(g)    Without limiting the authority granted under Section 1.9, the Representative shall have full power and authority on behalf of each Seller to take any and all actions on behalf of, execute any and all instruments on behalf of, receive or deliver any and all notices on behalf of, and execute or waive any and all rights of, the Sellers under this Article VI. The Representative shall have no Liability to any Sellers for any action taken or omitted on behalf of the Sellers pursuant to this Article VI.
(h)    For the avoidance of doubt, the Buyer shall not be able to recover Damages from the Sellers in respect of any matter to the extent that it has already recovered Damages from the Sellers in respect of such matter.
6.3    Survival of Representations and Warranties.
(a)    Unless otherwise specified in this Section 6.3 or elsewhere in this Agreement, all provisions of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms until 60 calendar days after the expiration of the applicable statute of limitations; provided, however, that except for claims based on fraud or a Knowing Misrepresentation, all representations and warranties that are covered by the indemnification obligations in Section 6.1(a)(ii) shall expire at 5:00 p.m. (U.S. Eastern time) on the date that is eighteen (18) months after the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5(d), 3.9, 3.22 (to the extent related to Tax), 3.23, 3.27 and 3.28 (the “Fundamental Representations”) shall survive until 60 calendar days after the expiration of the applicable statute of limitations, and (ii) the representations and warranties set forth in Section 3.13 shall expire at 5:00 p.m. (U.S. Eastern time) on the date that is two (2) years after the Closing Date.
(b)    If the Indemnitee delivers to the Indemnifying Party, before expiration of a representation, warranty, covenant or agreement, either a Claim Notice based upon a breach of such representation, warranty, covenant or agreement or an Expected Claim Notice based upon a breach of such representation, warranty, covenant or agreement then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such notice and the discharge of any Liability determined by such resolution. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnitee, the Indemnitee shall promptly so notify the Indemnifying Party. The rights to indemnification set forth in this Article VI shall not be affected by any investigation conducted by or on behalf of the Indemnitee or any knowledge acquired (or capable of being acquired) by the Indemnitee, whether before or after the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder, it being agreed that the Indemnitee, in entering into this Agreement, has bargained for the accuracy of, or compliance with, each representation, warranty, covenant and agreement of the other Parties contained herein.
6.4    Limitations.
(a)    With respect to claims for Damages arising under Section 6.1(a)(ii), the Sellers shall not be liable for any such Damages until the aggregate amount of all such Damages exceeds the Threshold (at which point the Sellers shall become liable for that portion of all Damages under Section 6.1(a)(ii) that exceed the Threshold); provided that the limitation set forth in this sentence shall not apply to (i) claims based on fraud or Knowing Misrepresentation or (ii) any claim pursuant to Section 6.1(a)(ii) relating to a breach of any Fundamental Representation. For purposes of determining (x) whether there has been a breach requiring indemnification as provided in Section 6.1 and (y) the Damages with respect thereto, each representation, warranty, covenant and agreement, whether made herein or in any other agreement or instrument delivered pursuant to this Agreement, shall be deemed to have been made without any qualifications or limitations as to materiality (including any qualifications or limitations made by reference to a Company Material Adverse Effect).
(b)    Except for (i) claims based on fraud or Knowing Misrepresentation and (ii) claims based on a breach of any Fundamental Representation, the Escrow Fund and the Earn-Out Consideration shall be the exclusive source for the Buyer to collect any Damages for which it is entitled to indemnification under Section 6.1(a)(ii).
(c)    Notwithstanding anything to the contrary herein, except for (i) claims based on (A) any representation or warranty set forth in Section 3.9 or, to the extent related to Taxes, Section 3.22, (B) any covenant or agreement set forth in Section 5.3, (C) any provision set forth in Section 6.1(a)(iii) relating to Section 5.3, Section 6.1(a)(viii), Section 6.1(a)(ix), Section 6.1(a)(x), Section 6.1(a)(xiii) or Section 6.1(a)(xviii) or (D) fraud or a Knowing Misrepresentation and (ii) claims arising under Article VII, the aggregate Liability of each Seller for Damages under this Article VI shall not exceed the portion of the Aggregate Consideration such Seller is entitled to receive pursuant to this Agreement.
(d)    Notwithstanding anything to the contrary herein, the aggregate Liability of the Buyer for Damages under this Article VI shall not exceed the Aggregate Consideration the Sellers are entitled to receive pursuant to this Agreement.
(e)    No Seller shall have any right of contribution against the Company with respect to any indemnification obligation or any other Liability to which such Seller may become subject under this Agreement. Except with respect to claims based on fraud or a Knowing Misrepresentation, claims arising under Article VII, and claims for specific performance and other equitable relief, after the Closing, the rights of the Buyer under this Article VI shall be the exclusive remedy of the Buyer with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company or any Seller contained in this Agreement.

(f)    Except with respect to claims for specific performance and other equitable relief, after the Closing, the rights of the Sellers under this Article VI shall be the exclusive remedy of the Sellers with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Buyer contained in this Agreement.
(g)    The amount of Damages recoverable by the Buyer under this Article VI shall be reduced, on a dollar-for-dollar basis, by the amount of any insurance proceeds actually received by the Buyer in connection with a claim under this Article VI under any insurance policies if and only if such proceeds were paid to or received by the Buyer under an insurance policy maintained by the Company or any Subsidiary prior to the Closing and the premiums for such insurance policies were paid prior to the Closing.
(h)    Notwithstanding anything to the contrary herein, the aggregate liability of any Individual Seller pursuant to Section 6.1(a)(i), Section 6.1(a)(iii) other than relating to Section 5.3(i), or Section 6.1(a)(v) in respect of a breach or failure by the Entity Seller shall not exceed such Individual Seller’s Pro Rata Share of the Damages resulting from or related to such breach or failure for which the Buyer is entitled to indemnification.
6.5    Payments.
(a)    All sums payable to the Buyer under this Article VI shall be paid free and clear of all deductions or withholdings whatsoever unless the deduction or withholding is required by Law. If any deductions or withholdings are required by Law to be made from any of the sums payable to the Buyer under this Article VI, such sum shall be paid to the Buyer as will, after the deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.
(b)    If the Buyer incurs a liability to Taxes which results from, or is calculated by reference to, any sum paid under this Article VI, the amount so payable shall be increased by such amount as will ensure that, after payment of the Taxes in question, the Buyer is left with a net sum equal to the sum it would have received had no such liability to Taxes arisen.
(c)    Any payments made pursuant to this Article VI or pursuant to the Escrow Agreement shall be treated as an adjustment to the Purchase Price or the Adjusted Purchase Price (as applicable) for Tax purposes to the extent permitted by Law.
ARTICLE VII
PROPRIETARY INFORMATION; NO SOLICITATION AND NON-COMPETITION
7.1    Proprietary Information.
(a)    From and after the Closing, the Sellers and each of their respective Affiliates shall not disclose or make use of any information relating to the business of the Company or any Subsidiary that provides the Company or the Buyer with a competitive advantage (or that could be used to the disadvantage of the Company, any Subsidiary or the

Buyer by a Competitive Business), which is not generally known by, nor easily learned or determined by, persons outside the Company (collectively referred to herein as “Proprietary Information”) including: (i) specifications, manuals, software in various stages of development, and other technical data; (ii) customer and prospect lists, details of agreements and communications with customers and prospects, and other customer information; (iii) sales plans and projections, product pricing information, protocols, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans and strategies of the Company, any Subsidiary or the Buyer; (iv) sales proposals, demonstrations systems, sales material; (v) research and development; (vi) software systems, computer programs and source codes; (vii) sources of supply; (viii) identity of specialized consultants and contractors and Proprietary Information developed by them for the Company or any Subsidiary; (ix) purchasing, operating and other cost data; (x) special customer needs, cost and pricing data; and (xi) employee information (including personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company, any Subsidiary or the Buyer as Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Proprietary Information shall not include such information that the Sellers can demonstrate (A) is generally available to the public (other than as a result of a disclosure by a Seller), (B) was disclosed to a Seller by a third party under no obligation to keep such information confidential, or (C) was independently developed by any Seller without reference to Proprietary Information and such Proprietary Information does not relate to a Competitive Business. Notwithstanding the foregoing, a Seller shall have no obligation hereunder to keep confidential any of the Proprietary Information to the extent such Seller is advised in writing by counsel that disclosure is required by Law or the order of any Governmental Entity of competent jurisdiction under color of Law; provided that prior to making any such required disclosure, such Seller shall give prior written notice thereof to the Buyer and provide the Buyer with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure.
(b)    Each Seller agrees that the remedy at Law for any breach of this Section 7.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 7.1.
7.2    No Solicitation or Hiring of Former Employees. During the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, no Seller or Affiliate thereof shall directly or indirectly, for such Seller or on behalf of or in conjunction with any other Person, (a) recruit, solicit or induce any Person who was an employee, subcontractor, vendor or supplier of the Buyer, the Company or any of their respective subsidiaries on the Closing Date to terminate his or her employment with, or otherwise cease such Person’s relationship with, the Buyer (or the Company or any of their respective subsidiaries, as the case may be) or to become an employee of such Seller or Affiliate or (b) hire or employ or use in any subcontracting arrangement any present or former employee of the Buyer, the Company or any of their respective subsidiaries. Notwithstanding the foregoing, the placement of a general, public advertisement or general recruiting efforts of any Seller or its Affiliates shall not be a violation of the foregoing non-solicitation restrictions.
7.3    Non-Competition Agreement.
(a)    During the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date (the “Non-compete Period”), no Seller shall (other than in his or her capacity as an employee of the Buyer, the Company or any of their respective subsidiaries) directly or indirectly, for such Seller or on behalf of or in conjunction with any other Person, whether as a partner, officer, director, employee, stockholder, joint venturer, member, investor (other than as the passive holder of not more than one percent (1%), if such Seller is then employed by the Buyer or any of its Affiliates, or three percent (3%), if such Seller is not then so employed), of the total outstanding stock of a publicly-held company) or otherwise:
(i)    engage in, operate or establish any aspect of the business of the Company or any Subsidiary as such business has been conducted or had on the Closing Date planned to be conducted by the Company or any of the Subsidiaries, or, if such Seller becomes an employee of the Buyer, the business of the Buyer, anywhere in the world; or
(ii)    solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any individual, corporation or other entity which was or is a prospective client, customer or account of the Company or the Buyer or any of their respective subsidiaries on the Closing Date, or had been a client, customer or account of the Company or the Buyer or any of their respective subsidiaries within a period of eighteen (18) months prior to the Closing Date.
(b)    For the sake of clarification, notwithstanding any provision of Section 7.3(a) to the contrary, this Section 7.3 shall not prohibit any Seller, individually or together with any other Seller, from engaging in the activity of publishing and selling syndicated reports that deal with, on a general basis, the topics of therapeutic value, reimbursement potential and economic impact of healthcare interventions (“Publishing Activities”), but solely to the extent that such Publishing Activities (i) do not compete in any manner with the business of the Company or any Subsidiary as such business has been conducted at any time prior to the Closing Date, or the business of the Buyer or any of its Affiliates, (ii) (x) are not customized for any clients, (y) are only marketed and/or sold to individual consumers, patients, patient groups, national and local public health systems and providers, and financial analysts, and (z) are not marketed and/or sold to pharmaceutical, biotech, consumer health and medical device manufacturers, or other customers of Buyer or any of its Affiliates and (iii) do not take place during any period during which the Seller is an employee of, or providing consulting services to, the Buyer or any of its Affiliates.
(c)    The Sellers agree to provide to the Buyer upon request a description of the Publishing Activities and to whom they are sold during the Non-compete Period.

(d)    Each of the Parties agrees that the duration and geographic scope of the non-competition provision set forth in this Section 7.3 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, each of the Parties agrees that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. Each of the Parties intends that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each comparable jurisdiction or subdivision thereof anywhere else in the world where this provision is intended to be effective. Each of the Parties agrees that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at Law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.
(e)    The Sellers acknowledge that their ownership of Company Shares represents a substantial interest in the Company and each Seller intends to transfer to the Buyer the goodwill reflected in the Company Shares owned by such Seller. The Sellers further acknowledge that the Buyer would not enter into this Agreement but for the restrictions in this Section 7.3.
(f)    If a Seller violates the terms of this Section 7.3, such Seller shall continue to be bound by the restrictions set forth herein until a period of three (3) years has expired without any violations of this Section 7.3.

ARTICLE VIII
DEFINITIONS
For purposes of this Agreement, each of the following terms shall have the meaning set forth below.
“AAA” shall mean the American Arbitration Association.
“Accounts Relief” shall mean any Relief (including the right to a repayment of Tax) that has been shown as an asset in the Final Closing Adjustment Statement; and any Relief that has been taken into account in computing (and so reducing or eliminating) any provision for deferred Tax in the Final Closing Adjustment.
“Adjusted Purchase Price” shall have the meaning set forth in Section 1.5(e).
“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Exchange Act; provided that neither the Company nor any of its Subsidiaries shall be, or be deemed to be, an Affiliate of the Buyer with respect to any period (or portion of any period) prior to the Closing.
“Aggregate Consideration” shall have the meaning set forth in Section 1.8(a).
“Agreed Amount” shall mean part, but not all, of the Claimed Amount.
“Agreement” shall have the meaning set forth in the first paragraph hereto.
“Applicable GAAP” shall mean with respect to (a) the Company (including with respect to any reference to financial statements of the Company and its Subsidiaries prepared on a consolidated basis) or any Subsidiary organized under the Laws of England and Wales, UK GAAP, (b) any Subsidiary organized under the Laws of a state in the United States, United States generally accepted accounting principles, (c) any Subsidiary organized under the Laws of Sweden, Sweden generally accepted accounting principles and (d) any Subsidiary organized under the Laws of India, India generally accepted accounting principles.
“Arbitrator” shall have the meaning set forth in Section 6.2(e).
“Associated Person” shall mean, in relation to a specified Person, a Person (including an employee, agent or subsidiary) who performs or has performed services for or on behalf of such specified Person.
“Base Purchase Price” shall mean $23,863,000.
“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Boston, Massachusetts or London, England are permitted or required by Law to remain closed.

“Business Unit” shall have the meaning set forth in Section 1.8(f)(i).
“Business Unit EBITDA” shall have the meaning set forth in Section 1.8(f)(ii).
“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.
“Buyer Parent” shall PAREXEL International Corporation, a Massachusetts corporation.
“Buyer Prepared Tax Returns” shall have the meaning set forth in Section 5.3(c).
“Buyer’s Oversight Rights” shall have the meaning set forth in Section 1.8(k).
“Buyer’s Tax Group” shall mean the Buyer and any Person affiliated with the Buyer for any Tax purpose.
“B&B” shall have the meaning set forth in Section 9.13.
“Cause” shall have the meaning set forth in Section 1.8(f)(iii).
“CERCLA” shall mean the U.S. Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.
“Certificates” shall mean stock or share certificates for Company Shares.
“Claim Notice” shall mean written notification which contains (a) a description of the Damages incurred or reasonably expected to be incurred by the Indemnitee and the Claimed Amount of such Damages, to the extent then known, (b) a statement that the Indemnitee is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Damages.
“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnitee in connection with a claim for indemnification pursuant to Article VI.
“Closing” shall mean the closing of the transactions contemplated by this Agreement.
“Closing Adjustment Items” shall mean (a) the Company Transaction Expenses, (b) the Employee Amount, (c) any Other Liabilities outstanding at the Closing, (d) if the Working Capital Target exceeds Closing Working Capital, the amount of such excess, and (e) if Closing Working Capital exceeds the Working Capital Target, a negative number (which, for the avoidance of doubt, shall reduce the Estimated Closing Adjustment and Final Closing Adjustment) equal to such excess.
“Closing Adjustment Statement” shall mean the statement of the Closing Adjustment Items prepared in accordance with the provisions of Section 1.5 hereof.
“Closing Adjustment Surplus” shall have the meaning set forth in Section 1.5(e)(iii).

“Closing Date” shall mean the date on which the Closing actually occurs.
“Closing Working Capital” shall mean the Company’s consolidated current assets less the sum of (a) the Company’s consolidated current liabilities and (b) the Company’s consolidated accrued and deferred income liabilities (without duplication to the extent such liabilities have already been included in the calculation of Closing Working Capital pursuant to the foregoing clause (a)), in each case as of the Closing (determined in accordance with GAAP, consistently applied with the Financial Statements). Closing Working Capital shall not include deferred Tax assets and liabilities.  For the avoidance of doubt, Company Transaction Expenses, the Employee Amount and Other Liabilities shall not be included in Closing Working Capital.
“Code” shall mean the United States Internal Revenue Code of 1986, as amended.
“Combined Business” shall have the meaning set forth in Section 1.8(f)(iv).
“Combined Business EBITDA” shall have the meaning set forth in Section 1.8(f)(v).
“Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.
“Company” shall have the meaning set forth in the first paragraph of this Agreement.
“Company EBITDA” shall have the meaning set forth in Section 1.8(f)(vi).
“Company Intellectual Property” shall mean the Company Owned Intellectual Property and the Company Licensed Intellectual Property.
“Company Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to the Company or any Subsidiary by any third party.
“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (a) the business, assets, Liabilities, capitalization, condition (financial or other), prospects or results of operations of the Company and the Subsidiaries, taken as a whole or (b) the ability of the Buyer to operate the business of the Company and the Subsidiaries immediately after the Closing. For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.
“Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company or any Subsidiary, in whole or in part.
“Company Plan” shall mean any Pension Scheme or any Employee Benefit Plan maintained, or contributed to, by the Company, any Subsidiary or any ERISA Affiliate for the benefit of or relating to any current or former employee or independent contractor of the Company, any Subsidiary or any ERISA Affiliate.

“Company Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of the Company or any Subsidiary, alone or jointly with others.
“Company Shares” shall mean all of the issued shares in the capital of the Company.
“Company Shares Tax Liability” shall mean the total of:
(a)    any liability under United Kingdom Law to PAYE income Tax and primary class 1 (employee) national insurance contributions and any similar liability under the Laws of any other jurisdiction to deduct and/or withhold and/or account to any Governmental Entity for amounts in respect of Tax, income tax or social security contribution in any jurisdiction that the Buyer, the Company or any Subsidiary or any other employer (or former employer(s)) of any Seller is liable to account for as a result of any Taxable Event;
(b)    if these amounts may be lawfully recovered from any Seller, any secondary class 1 (employer) national insurance contributions in the United Kingdom (or any similar liability for social security contribution in any jurisdiction) that the Buyer, Company or any Subsidiary or any other employer (or former employer(s) of any Seller) is liable to pay as a result of any Taxable Event; and
(c)    any interest and penalties that the Buyer, the Company or any Subsidiary or any other employer (or former employer(s)) of any Seller is liable to account for in respect of liabilities mentioned in (a) or (b) above together with any costs reasonably and properly incurred by the Buyer, the Company or the relevant Subsidiary or the relevant employer (or former employer(s)) of any Seller in connection with such liabilities, except to the extent that interest or penalties result from a failure on the part of the Buyer or the Company to discharge any liability within a reasonable time after the Sellers (or any of them) have made any payment to the Buyer in respect of that liability.
“Company Source Code” shall mean the source code for any Software included in the Customer Offerings or Internal Systems or other confidential information constituting, embodied in or pertaining to such Software.
“Company Stock Plan” shall mean any stock option plan or other stock or equity-related plan of the Company.
“Company Stockholders” shall mean the stockholders or shareholders of record of the Company immediately prior to the Closing.
“Company Transaction Expenses” shall mean all third-party costs, fees or expenses unpaid as of the Closing (including, for the avoidance of doubt, any such costs, fees or expenses payable as a result of the consummation of the transactions contemplated by this Agreement) and incurred by the Company or any Subsidiary in connection with the transactions contemplated by this Agreement.

“Competitive Business” shall mean any business or other activity that, directly or indirectly, provides one or more third parties with products, services, solutions or information designed to assist the receiving party(ies) to make decisions related to the development of strategies that support or determine reimbursement, market/patient access, coverage or payment of any Product in any therapeutic category, whether or not said Product is owned or accessible by the third party(ies); provided that, with regard to the Sellers, the Publishing Activities of Datacuity, Ltd. shall not be considered a Competitive Business.
“Consolidated Financial Statements” shall mean the Financial Statements other than the Entity Financial Statements.
“Contract” shall have the meaning set forth in Section 3.15(a).
“Continuing Employees” shall have the meaning set forth in Section 5.7.
“Controlling Party” shall mean the Party controlling the defense of any Third Party Action.
“Cooley” shall have the meaning set forth in Section 9.13.
“Customer Offerings” shall mean (a) the products (including Software and Documentation) that the Company or any Subsidiary (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, or (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous six years and (b) the services that the Company or any Subsidiary (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous six years.
“Damages” shall mean any and all claims, debts, obligations and other Liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution procedures), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Buyer and the Sellers, as set forth in Section 6.2(e)(vi).
“Data Room” shall mean the Internet based due diligence data room maintained by the Company in connection with the transactions contemplated by this Agreement.
“Directed Actions” shall have the meaning set forth in Section 1.8(f)(vii).
“Disclosure Schedule” shall mean the disclosure schedule provided by the Sellers and the Company to the Buyer on the date hereof and accepted in writing by the Buyer.

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes the liability of the Indemnifying Party for all or part of a Claimed Amount.
“Dispute Notice” shall have the meaning set forth in Section 1.5(c).
“Documentation” shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.
“DOL” shall have the meaning set forth in Section 3.21(e).
“EAD” shall have the meaning set forth in Section 3.21(e).
“Earn-Out Consideration” shall have the meaning set forth in Section 1.8(a).
“Earn-Out Dispute Notice” shall have the meaning set forth in Section 1.8(h).
“Earn-Out Period” shall have the meaning set forth in Section 1.8(f)(viii).
“Earn-Out Year” shall have the meaning set forth in Section 1.8(f)(ix).
“Employee Amount” shall mean the aggregate amount payable to employees of the Company or any of the Subsidiaries pursuant to any change in control bonus plan, severance plan, change of control, retention or similar arrangement of the Company or any Subsidiary, in each case payable solely as a result of the transactions contemplated by this Agreement.
“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and any other written or unwritten plan, policy, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, change in control benefits, disability benefits, deferred compensation, bonuses, fringe benefits, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-termination compensation, and all employment agreements providing for terms of compensation.
“Entity Financial Statements” shall mean the Financial Statements referred to in clause (a) of the definition of “Financial Statements.”
“Entity Seller” shall mean ST EVENAGE HOLDINGS LLC, a Delaware limited liability company.
“Environmental Law” shall mean any Law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any Subsidiary.
“Escrow Agent” shall mean JPMorgan Chase Bank, N.A., London Branch.
“Escrow Agreement” shall mean the Escrow Agreement in the form attached hereto as Exhibit I by and among the Buyer, the Representative and the Escrow Agent.
“Escrow Fund” shall mean the Original Escrow Amount held and disposed of in accordance with the terms of the Escrow Agreement, together with (a) any additional amounts deposited in escrow pursuant to Section 1.5(e)(iii) and (b) any interest thereon.
“Estimated Closing Adjustment” shall mean the sum of the Closing Adjustment Items estimated as of the Closing Date as set forth on the Estimated Closing Adjustment Statement.
“Estimated Closing Adjustment Statement” shall have the meaning set forth in Section 1.3.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” shall mean (i) any Taxes that were taken into account in determining or provided for in the Final Closing Adjustment, (ii) any Taxes that result from an election under Section 338 of the Code (or any similar election under any applicable Law) made by the Buyer, the Company or any of their respective Affiliates after the Closing, (iii) where written notice of a claim in respect of the Liability is not given to the Representative within 60 days after the end of the statutory limitation period in the relevant jurisdiction, (iv) where the Liability arises or is increased as a result only of any change in rates of Tax or as a result of any withdrawal or change in law, regulation, or directive, or the published practice or published interpretation of any Governmental Entity, in each case occurring after the Closing Date, having retrospective effect and which was not announced before Closing, (v) where the Liability arises or is increased as a result of any change after the Closing Date to any accounting policies used by the Company on or before Closing (including a change to the accounting reference date of the Company or a Subsidiary) save where such change is made in order to comply with this Agreement or with legislation or generally accepted accounting principles, (vi) where the Liability would not have arisen but for a Tax election made or voluntary transaction or action carried out or effected by the Company at any time after Closing or the Buyer, or any other member of the Buyer’s Tax Group, which the Buyer knew or ought reasonably to have known would give rise to the liability other than any such transaction or action which was required by Law or to comply with the reasonable requests of any Governmental Authority or which involves preparation of accounts in accordance with generally accepted accounting principles or carried out with the agreement of or at the request of the Sellers or the Representative, (vii) where such Liability would not have arisen but for an increase in the number of associated companies (within the meaning of Section 25 Corporation Taxes Act 2010) of the Company or a Subsidiary on or after Closing; or (viii) where such Liability would not have arisen or would have been reduced or eliminated but for the failure or omission on the part of the Company or a Subsidiary after Closing to comply with a written request of the Sellers to make any valid claim, election, surrender or disclaimer, or to give any valid notice or consent or to do any other such thing relating to Tax, in circumstances where the making, giving or doing of which was taken into account in determining the Final Closing Adjustment and full details of which have been provided in writing by the Sellers to the Buyer and is contained in Section 3.9(v)(4)(a)(iii) of the Disclosure Schedule before Closing; provided, however, that Excluded Taxes shall not include any Taxes relating to a claim described in Section 6.1(a)(xiii) or Section 6.1(a)(xviii).
“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, the Indemnitee reasonably expects to incur Damages for which it is entitled to indemnification under Article VI.
“Exploit” shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.
“Final Closing Adjustment” shall mean the amount of the Closing Adjustment Items determined in accordance with the provisions of Section 1.5(c).
“Final Closing Adjustment Statement” shall have the meaning set forth in Section 1.5(c).
“Financial Model” shall have the meaning set forth in Section 1.8(f)(x).
“Financial Statements” shall mean:

(a)    with respect to the Company and each Subsidiary, respectively, the audited balance sheets and statements of income, changes in shareholders’ equity and cash flows of such Person as of the end of and for each of the fiscal years ended June 30, 2011 and 2012, as certified without qualification by such Person’s independent public accountants;
(b)    the consolidated audited balance sheet and statements of income, changes in shareholders’ equity and cash flows of the Company as of the end of and for the fiscal year ended June 30, 2012, as certified without qualification by SBM and Co., the Company’s independent public accountants;
(c)    the consolidated unaudited balance sheet of the Company as of December 31, 2012 and the related consolidated unaudited statements of operations, changes in stockholders’ equity and cash flows for the six months then ended; and
(d)    the consolidated unaudited balance sheet of the Company as of March 31, 2013 and the related consolidated unaudited statements of operations, changes in stockholders’ equity and cash flows for the nine months then ended.
“First Period” shall have the meaning set forth in Section 1.8(b).
“First Period Earn-Out Consideration” shall have the meaning set forth in Section 1.8(a)(i).
“Fundamental Representations” shall have the meaning set forth in Section 6.3(a) of this Agreement.
“GAAP” shall mean United States generally accepted accounting principles.
“Governmental Entity” shall mean any federal, state, municipality, or any local or foreign government or any court, arbitrational tribunal, administrative agency or commission or government authority acting under the authority of the federal or any state, local or foreign government, including any local, state, federal or other fiscal, revenue, customs, or excise authority, body or official competent to impose, administer, levy, assess or collect Tax.
“HHPL” shall have the meaning set forth in Section 3.5(e).
“HMA” shall have the meaning set forth in Section 3.5(d).
“Indemnified Taxes” means any Liability of the Company or any Subsidiary for (a) Taxes related or attributable to any Pre-Closing Tax Period or the Pre-Closing Portion of a Straddle Period, (b) Taxes as a result of its having been included in an affiliated group prior to the Closing Date that files consolidated, combined, unitary or similar Tax Returns (including any Liability pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law), (c) the Indirect Taxes, Indian Indirect Taxes and Indian Taxes generally for which Sellers are responsible pursuant to Section 5.3(m), (d) any Taxes of another Person for which the Company or any Subsidiary is liable as a transferee or successor as a result of actions or events occurring prior to the Closing, and (e) payments under any Tax indemnification, allocation, sharing or similar agreement, contract or arrangement (whether oral or written), entered into prior to the Closing, to which the Company or any Subsidiary is subject.
“Indemnifying Party” shall mean a Party from whom indemnification is sought by the Indemnitee.
“Indemnitee” shall mean a Party entitled, or seeking to assert rights, to indemnification pursuant to Article VI.
“Indian Indirect Tax” shall mean any liability under Indian Law to deduct and/or withhold and/or account for any Taxes or an amount in respect of Taxes arising in connection with or as a result of the indirect change in ownership of Heron Health Private Limited arising as a result of either any transfer of any of the Company Shares to the Entity Seller prior to Closing or arising out of the sale of the Company Shares pursuant to this Agreement.
“Indirect Tax” shall mean any stamp duty, stamp duty reserve tax, value added, transfer, turnover, sales, use, distribution or corresponding Tax, including value added tax in the United Kingdom.
“Individual Seller” shall mean any Seller other than the Entity Seller.
“Intellectual Property” shall mean the following subsisting throughout the world:
(a)    Patent Rights;
(b)    Trademarks and all goodwill in the Trademarks;
(c)    copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;
(d)    mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction;
(e)    inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and
(f)    other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).
“Intellectual Property Registrations” shall mean Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations, and applications for each of the foregoing.

“Internal Systems” shall mean the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by the Company or any Subsidiary in their business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Company or any Subsidiary or hosted at a third party site.
“Key Employees” shall mean collectively, the Sellers and Peter Hempshall, Dawn Giles, John Posnett, Barry Farrimond, Ebony Samuels, Manu Sehgal and Emma Medin.
“Knowing Misrepresentation” shall mean (a) with respect to any Seller, to such Seller's actual knowledge, that such representation or warranty was incorrect when made, and (b) with respect to the Buyer, to the Buyer's actual knowledge, that such representation or warranty was incorrect when made.
“Knowledge of the Company”, “Company’s Knowledge” and phrases of like import shall mean the knowledge of any Key Employee. The above named individuals will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such individual has actual knowledge of such fact, circumstance, event or other matter, (b) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual) in the possession of such individual, including his or her personal files, (c) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of such individual that would reasonably be expected to be reviewed by such individual in the customary performance of his or her duties or (d) such fact, circumstance, event or other matter would be known to such individual had he or she made reasonable inquiry of appropriate employees.
“Law” shall mean any federal, state or local or foreign law, common law, statute, standard, ordinance, code, rule, regulation, convention, resolution or promulgation, or any decree, order, injunction, rule, judgment, consent of or by any Governmental Entity, or any Permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.
“Lease” shall mean any lease or sublease pursuant to which the Company or any Subsidiary leases or subleases from another party any real property.
“Legal Proceeding” shall mean any action, suit, proceeding, claim, complaint, hearing, arbitration or investigation before any Governmental Entity or before any arbitrator.
“Liability” shall mean any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.
“Litigation Matter” shall mean any Legal Proceedings set forth in Section 3.19 of the Disclosure Schedule.

“Manager” shall have the meaning set forth in Section 1.8(f)(xi).
“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any Law due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.
“Most Recent Balance Sheet” shall mean the audited balance sheet of the Company as of the Most Recent Balance Sheet Date.
“Most Recent Balance Sheet Date” shall mean June 30, 2012.
“Neutral Accountant” shall have the meaning set forth in Section 1.5(c).
“Non-compete Period” shall have the meaning set forth in Section 7.3(a).
“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.
“Normal Participant Bonus” shall have the meaning set forth in Section 1.8(f)(xii).
“Open Source Materials” shall mean all Software, Documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.
“Option” shall mean each option to purchase or acquire Company Shares.
“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).
“Original Escrow Amount” shall mean $5,024,510 of the Base Purchase Price deposited in escrow pursuant to Section 1.7(a).
“Other Liability” shall mean any Liability of the Company or any of the Subsidiaries not included in the calculation of Closing Working Capital or any loss or unavailability of any Accounts Relief.
“Participant” shall have the meaning set forth on Schedule 5.8.
“Parties” shall have the meaning set forth in the first paragraph of this Agreement.

“Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).
“Pension Scheme” shall mean the Heron Stakeholder Pension Scheme and the life assurance scheme operated for the benefit of employees of Heron Group Limited.
“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).
“Permitted Security Interests” shall mean (a) mechanic’s, material men’s and similar liens, (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, or statutory liens for Taxes not yet due and payable, (c) liens on goods in transit incurred pursuant to documentary letters of credit, (in the case of (a) to (c) in each case arising in the Ordinary Course of Business of the Company and the Subsidiaries and not material to the Company or any Subsidiary) and (d) the debentures dated 2 April 2009 granted by each of the Company and Heron Evidence Development Limited respectively in favour of The Royal Bank of Scotland.
“Person” shall mean an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.
“Post-Closing Portion” means the portion of a Straddle Period beginning on the day after the Closing Date.
“PPACA” shall have the meaning set forth in Section 3.22(h).
“Pre-Closing Portion” means the portion of a Straddle Period ending on the Closing Date.
“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.
“Product” shall mean any drug, biologic, device or diagnostic that has received regulatory approval in any market, or is at any level of pre-approval development.
“Proprietary Information” shall have the meaning set forth in Section 7.1(a).
“Pro Rata Share” shall mean, with respect to any Individual Seller, a fraction, (a) the numerator of which is the Aggregate Consideration such Individual Seller is entitled to receive pursuant to this Agreement, and (b) the denominator of which is the Aggregate Consideration all Individuals Sellers are entitled to receive pursuant to this Agreement.
“Publishing Activities” shall have the meaning set forth in Section 7.3(b).

“Purchase Price” shall mean (a) the Base Purchase Price, minus (b) the Estimated Closing Adjustment and minus (c) the Original Escrow Amount.
“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.
“Recipient Party” shall have the meaning set forth in Section 5.3(i)(i).
“Relief” shall mean any loss, relief, allowance, credit, exemption or set off in respect of Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax.
“Representative” shall have the meaning set forth in the first paragraph of this Agreement.
“Required Funding” shall have the meaning set forth in Section 1.8(j)(ii).
“Response” shall mean a written response containing the information provided for in Section 6.2(c).
“RMA Business” shall have the meaning set forth in Section 1.8(f)(xiii).
“SEC” shall mean the United States Securities and Exchange Commission.
“Second Period” shall have the meaning set forth in Section 1.8(c).
“Second Period Earn-Out Consideration” shall have the meaning set forth in Section 1.8(a)(ii).
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of Law).
“Sellers” shall have the meaning set forth in the first paragraph of this Agreement.
“Sellers’ Counsel” shall have the meaning set forth in Section 9.13.
“Shergill” shall have the meaning set forth in Section 3.5(e).
“Software” shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.
“Specified Court” shall have the meaning set forth in Section 9.11.
“Straddle Period” shall have the meaning set forth in Section 5.3(d).

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.
“Tax Claim” shall have the meaning set forth in Section 5.3(g).
“Tax Returns” shall mean any and all reports, returns (including information returns and any land transaction returns), accounts, computations, assessments, claims, disclaimers, elections, registrations, declarations, or statements and any other necessary information relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof filed with or submitted to any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax, and including, for the avoidance of doubt, U.S. Department of the Treasury Form TD F 90-22.1.
“Taxable Event” shall mean the original issue of any Company Share by the Company to any Individual Seller, the ownership of any Company Share by any Seller, and/or any transfer by any Individual Seller of any Company Share or interest in any Company Share to the Entity Seller and/or the sale or transfer of any Company Share or interest in any Company Share by any Seller to the Buyer and/or any other taxable event relating to any Company Share or any interest in any Company Share and/or the payment by the Buyer to any Seller of all or any part of the Aggregate Consideration (including the Earn-Out Consideration) and/or any participation, directly or indirectly, by any member of the Entity Seller in any part of the Aggregate Consideration (including Earn-Out Consideration), including where such participation arises by virtue of that member’s entitlement of share in profits or in any distribution of profits of the Entity Seller.
“Taxation Statute” shall mean any directive, statute, enactment, law or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax, or providing for the reporting, collection, assessment or administration of any Tax liability, and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.
“Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or Liabilities, including income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United Kingdom, the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof, and the words “Tax” and “Taxation” shall be construed accordingly.
“Third Party Action” shall mean any suit or proceeding by a Person other than a Party for which indemnification may be sought by a Party under Article VI.
“Third Period” shall have the meaning set forth in Section 1.8(d).
“Threshold” shall mean $120,000.
“Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.
“Transfer Pricing Escrow Account” shall have the meaning set forth in the Escrow Agreement.
“UK GAAP” shall mean United Kingdom generally accepted accounting principles.
“USCIS” shall mean the meaning set forth in Section 3.21(e).
“U.S. Subsidiary” shall mean Heron Evidence Development LLC, a Delaware limited liability company.
“Virus” means a disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data, other than any access control feature that is part of the Customer Offering to control access to the Customer Offering or Internal Systems to only licensed uses and is intentionally coded as part of the Customer Offering or Internal System by Company or, with respect to Internal Systems licensed to the Company or any Subsidiary by a third party, by such third party.
“Warrant” shall mean each warrant or other contractual right to purchase or acquire Company Shares.
“Work Permit” shall have the meaning set forth in Section 3.21(e).
“Working Capital Target” shall mean $626,000.

ARTICLE IX
MISCELLANEOUS
9.1    Press Releases and Announcements. No Seller shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer; provided, however, that any Seller may make any public disclosure it believes in good faith is required by applicable Law (in which case the disclosing Seller shall use reasonable efforts to advise the Buyer and provide the Buyer with a copy of the proposed disclosure prior to making the disclosure).
9.2    No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
9.3    Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.
9.4    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Buyer may assign its rights, interests and obligations hereunder to (a) an Affiliate of the Buyer or (b) any Person that acquires all or substantially all of the assets of the Buyer to which this Agreement relates; provided further however that notwithstanding any such assignment by the Buyer to an Affiliate of the Buyer pursuant to clause (a) of this Section 9.4, the Buyer shall remain obligated to perform all obligations under this Agreement to the extent that such assignee is unwilling or unable to perform such obligations.
9.5    Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature (including by an electronic scan delivered by electronic mail).
9.6    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7    Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered, given and received two (2) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) Business Days after it is sent for next Business Day delivery via a reputable international overnight courier service, in each case to the intended recipient as set forth below:

To the Buyer or the Company:	with a copy (which copy shall not constitute notice) to:
PAREXEL International Corporation 195 West Street Waltham, MA 02451 Attn: Douglas Batt, Esq. Telecopy: (781) 487-0525 Telephone: (781) 487-9900	Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Attn: Hal J. Leibowitz, Esq. Telecopy: (617) 526-5000 Telephone: (617) 526-6000
To the Representative or any Seller:
John Kerrigan 20 Higgins Farm Road Stockton NJ 08559 Telephone: 908-627-0181	with a copy (which copy shall not constitute notice) to: Cooley LLP 1299 Pennsylvania Avenue, NW, Suite 700 Washington, DC 20004 Attn: Thomas R. Salley Telecopy: (202) 842-7899 Telephone: (202) 842-7878
Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
9.8    Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal Laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the Commonwealth of Massachusetts. Notwithstanding the foregoing, the provisions of this Agreement related to the procedures necessary to effectuate the transfer of title to the Company Shares shall, to the extent required by internal Laws of England and Wales, be governed by and construed in accordance with such Laws.

9.9    Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
9.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
9.11    Submission to Jurisdiction. Each Party (a) submits to the non-exclusive jurisdiction of any state or federal court sitting in Boston, Massachusetts (each, a “Specified Court”) in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any Specified Court, (c) waives any claim of inconvenient forum or other challenge to venue in any Specified Court, and (d) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by any court. Each Seller and the Representative agrees not to bring any action or proceeding arising out of or relating to this Agreement in any court other than a Specified Court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 9.7, provided that nothing in this Section 9.11 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by Law.
9.12    Specific Performance. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the Party seeking such remedy has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Nothing in this Section 9.12 is intended to limit the provisions of Section 7.3(c).
9.13    Representation by Counsel. The Parties hereto agree that, notwithstanding the fact that Cooley LLP (“Cooley”) and Bird & Bird LLP ("B&B", and together with Cooley, collectively referred to herein as "Sellers' Counsel") may have jointly represented the Company and/or its affiliates in connection with the transactions contemplated by this Agreement, and has also represented the Company in connection with matters other than the transactions contemplated by this Agreement prior to Closing, Sellers' Counsel will be permitted in the future, after the Closing, to represent any Seller in connection with any disputes that any Seller may hereafter have with the Company and/or with the Buyer arising out of, or related to, this Agreement and any document entered into in connection herewith. The Company and the Buyer hereby agree, in advance, subject to the applicable Law, to use their reasonable efforts to waive any actual or potential conflict of interest that may hereafter arise in connection with any disputes that such Seller may hereafter have with the Company and/or with the Buyer arising out of, or related to, this Agreement and any document entered into in connection herewith. In no event shall the foregoing waiver constitute (a) a release by the Buyer, the Company, any of their affiliates or any of their respective successors of any claims that they or any of them may have with respect to the representation by Sellers' Counsel of the Company and/or its affiliates or (b) a waiver of any work product, attorney-client or other similar privilege, protection or obligation of Sellers' Counsel to or for the benefit of the Company or any of its affiliates.
9.14    Construction. For purposes of this Agreement, including the Schedules hereto:
(a)    The language used shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
(b)    Any reference to “including” shall be interpreted as “including without limitation”.
(c)    Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

(d)    The defined terms shall apply equally to both the singular and plural forms of the terms defined.
(e)    The words “hereof”, “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(f)    When reference is made to information that has been “made available” to the Buyer, that shall mean that such information was either (i) contained in the Company’s electronic data room or (ii) delivered to the Buyer or its counsel, in each case, not less than two (2) Business Days prior to the date of this Agreement.
(g)    Whenever any payment is to be paid in “cash”, payment shall be made in the legal tender of the United States and the method for payment shall be by wire transfer of immediately available funds. In the event there is any need to convert U.S. dollars into any foreign currency, or vice versa, for any purpose, the exchange rate shall be that published by the Wall Street Journal on the date an obligation is paid (or if the Wall Street Journal is not published on such date, the first date thereafter on which the Wall Street Journal is published).
(h)    Unless otherwise expressly provided, wherever the consent of any Person is required or permitted, such consent may be withheld in such Person’s sole and absolute discretion.
(i)    The phrase “made available” shall mean that the referenced document(s) was actually delivered to the Buyer or continuously accessible in the Data Room by the Buyer and its representatives during the period from 8:00 am Eastern Time on the second Business Day prior to the Closing through the Closing.
(j)    The phrase “full title guarantee” shall have the meaning set forth in Section 1(2)(a) of the Law of Property (Miscellaneous Provisions) Act 1994 in England and Wales.
[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
BUYER:
PAREXEL INTERNATIONAL HOLDING B.V.
By: /s/ Pieter Rietman
Title: Managing Director
COMPANY:
HERON GROUP LIMITED
By: /s/ C.J. Knight
Title: Director
REPRESENTATIVE:
JOHN KERRIGAN
Solely in his capacity as the Representative
By: /s/ John Kerrigan
Title: CEO
SELLERS:
PAUL HOWARD
/s/ PA Howard
JOHN KERRIGAN
/s/ John Kerrigan
CHRIS KNIGHT
/s/ C.J. Knight
ST EVENAGE HOLDINGS LLC
By: /s/ Catherine Kerrigan
Name: Catherine S. Kerrigan
Title: Manager

- Signature Page to Stock Purchase Agreement -